Exhibit 4.1.9

DATED 17 October 2006

SAMCO GAMMA LTD.
(as borrower)

- and -

CALYON
(as lender)

_______________________________________

$49,000,000 SECURED
LOAN FACILITY AGREEMENT
________________________________________

STEPHENSON HARWOOD
One St. Paul’s Churchyard
London EC4M 8SH
Tel: 020 7329 4422
Fax: 020 7329 7100
Ref: 1251/822/01-45-00454

CONTENTS

		Page
1	Definitions and Interpretation	1
2	The Loan and its Purpose	15
3	Conditions Precedent and Subsequent	17
4	Representations and Warranties	24
5	Repayment and Prepayment	27
6	Interest	30
7	Fees	34
8	Security Documents	34
9	Covenants	35
10	Earnings Account and Retention Accounts	42
11	Events Of Default	44
12	Set-Off And Lien	48
13	Assignment and Sub-Participation	49
14	Payments, Mandatory Prepayment, Reserve Requirements and Illegality	50
15	Communications	56
16	General Indemnities	56
17	Miscellaneous	60
18	Law and Jurisdiction	64
APPENDIX A	66
Drawdown Notice	66
APPENDIX B	67
Instalments	67
APPENDIX C	68
APPENDIX D	69
Irrevocable Payment Letter	69
(on Calyon headed notepaper)	69

LOAN AGREEMENT

Dated: 17 October 2006

BETWEEN:-

(1)
SAMCO GAMMA LTD. which is a company incorporated according to the law of the Cayman Islands with registered office at Clifton House, 75 Fort Street, George Town, Grand Cayman, Cayman Islands (the “Borrower”); and

(2)
CALYON, a French “société anonyme” having a share capital of EUR 3,435,953,121 and its registered office at 9, quai du President Paul Doumer, 92920 Paris La Defense Cedex, France and registered under the number siren 304187701 at the Registre du commerce et des Sociétés of Nanterre, France acting as lender and/or Swap Provider (as the case may be) (the “Lender”).

WHEREAS:-

(A)
The Borrower has contracted with the Builder to purchase and take delivery of a 320,000 Dwt VLCC having Builder’s hull no. S273 pursuant to a shipbuilding contract dated 19 January 2004 as amended by an addendum No 1 dated 19 January 2004.

(B)	Upon delivery the Vessel will be registered in the ownership of the Borrower under Marshall Islands flag or under such other flag as may be approved by the Lender.

(C)
Subject to and upon the terms and conditions contained in this Agreement, the Lender has agreed to advance to the Borrower, an amount not exceeding forty nine million Dollars ($49,000,000) for the purpose of assisting the Borrower in financing part of the Contract Price payable under the Contract.

IT IS AGREED as follows:-

1	Definitions and Interpretation

1.1          Definitions

               In this Agreement:-

1.1.1
“Acceptable Charter” means a time charter of the Vessel for a minimum period of twelve (12) months with an independent third party charterer acceptable to the Lender and on terms approved by the Lender.

1.1.2	“Acceptable Charter Delivery Date” means the date on which the Vessel is delivered and accepted for service under an Acceptable Charter.

1.1.3	“Accounts” means together the Earnings Account and the Retention Account.

1.1.4	“Account Pledges” means each Account Pledge referred to in Clause 8.2.3.

1.1.5	“Acknowledgement” means the acknowledgement in the form set forth in the Contract Assignment executed or to be executed by the Builder.

1.1.6
“Address for Service” means Paxton House, 30 Artillery Lane, London E1 7LS (fax: + 44 207 375 3636) or, in relation to any of the Security Parties, such other address in England and Wales as that Security Party may from time to time designate by no fewer than ten days’ written notice to the Lender.

1.1.7	“Administration” means the Government of the State whose flag the Vessel is entitled to fly as set out in paragraph 1.1.3 of the ISM Code.

1.1.8	“Advance Date” means the date on which a Drawing is advanced by the Lender to the Borrower pursuant to Clause 2.

1.1.9
“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 as modified by the Protocol of 1978 relating thereto (MARPOL 73/78) (as amended and as amended by the protocol of 1997 (Annex VI) which sets out the limits on sulphur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances.

1.1.10	“Assignment” means the deed of assignment of any Acceptable Charter, the Insurances, Earnings and Requisition Compensation referred to in Clause 8.2.2.

1.1.11
“Availability Termination Date” means the earlier to occur of the Delivery Date and 31 January 2008 or such later date as the Lender may in its discretion agree (such agreement not to be unreasonably withheld).

1.1.12
“Balloon Amount” means twenty two million Dollars ($22,000,000) or such increased amount as may result from the addition to such balloon of deferred Repayment Instalments pursuant to Clause 5.9 as the same may be decreased by any prepayments.

1.1.13
“Break Costs” means all costs, losses, premiums or penalties incurred by the Lender in the circumstances contemplated by Clause 16.4, or as a result of it receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 5 or otherwise), or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan and any liabilities, expenses or losses incurred by the Lender as Swap Provider in terminating or reversing, or otherwise in connection with, any Hedging Transaction or any other interest rate and/or currency swap, transaction or arrangement entered into by the Lender as Swap Provider to hedge any exposure arising under this Agreement.

1.1.14
“Break Gains” means all gains realised by the Lender as Swap Provider in terminating or reversing, or otherwise in connection with, any Hedging Transaction or any other interest rate and/or currency swap, transaction or arrangement entered into by the Lender as Swap Provider to hedge any exposure arising under this Agreement.

1.1.15
“Builder” means together Hyundai Heavy Industries Co., Ltd., a company organised and existing under the laws of the Republic of Korea having its registered office at 1 Cheonha-Dong, Dong Ku, Ulsan Korea and Hyundai Samho Heavy Industries Co., Ltd., a company organised and existing under the laws of the Republic of Korea having its registered office at 1700 Yongdang-Ri, Samho-Myun, Youngam-Gun, Chollanam-Do, Korea.

1.1.16
“Business Day” means a day on which banks are open for the transaction of business of the nature contemplated by this Agreement (and not authorised by law to close) (i) in New York City, United States of America; London, England; Paris, France and any other financial centre which the Lender may consider appropriate for the operation of the provisions of this Agreement and (ii) in Jeddah, Saudi Arabia for the purposes only of sending to or receiving from the Corporate Guarantor any Communications.

1.1.17	“Charterer” means a charterer under an Acceptable Charter.

1.1.18	“Charter Acknowledgement” means the acknowledgement to the notice of assignment of an Acceptable Charter to be executed by a Charterer in the form set forth in the Assignment.

1.1.19	“Commitment Commission” means the commitment commission to be paid by the Borrower to the Lender pursuant to Clause 7.1.

1.1.20	a “Communication” means any notice, approval, demand, request or other communication from one party to this Agreement to the other party to this Agreement.

1.1.21
“Communications Address” means Appleby Corporate Services (Cayman) Limited, Clifton House 75 Fort Street George Town, PO Box 1350 GT, Grand Cayman, Cayman Islands fax no: + (345) 949 4901 or such other address for receipt of Communications as may be notified in writing by the Borrower to the Lender.

1.1.22
a “Confirmation” means a letter of confirmation issued or to be issued (as the case may be) in relation to a Hedging Transaction, by the Lender as Swap Provider to the Borrower as contemplated by the Hedging Agreement and to be acknowledged (or deemed acknowledged) by the Borrower in accordance with the provisions of Part 5(m) of the Schedule incorporated in the Hedging Agreement.

1.1.23	“Contract Assignment” means the deed of assignment of the Contract referred to in Clause 8.1.1.

1.1.24
“Contract Price” means the final price payable by the Borrower to the Builder for the cost of construction and delivery of the Vessel under the Contract, such sum being approximately seventy nine million Dollars ($79,000,000).

1.1.25	“Contract” means the shipbuilding contract referred to in Recital (A).

1.1.26	“Corporate Guarantee” means the guarantee and indemnity of the Corporate Guarantor referred to in Clause 8.1.2.

1.1.27	“Corporate Guarantor” means Saudi Maritime Holding Company of Bakhsh Building, Medina Road, Qadat Al Fekr Street, Besides Adwani Gardens, Jeddah, the Kingdom of Saudi Arabia.

1.1.28
“Currency of Account” means, in relation to any payment to be made to the Lender under or pursuant to any of the Security Documents, the currency in which that payment is required to be made by the terms of the relevant Security Document.

1.1.29
“Default Rate” means the rate determined by the Lender as being two per centum (2%) per annum above either the interest rate otherwise applicable or the aggregate of the Margin and the cost to the Lender of obtaining funds in amount similar to the amount of the Indebtedness or any relevant part of the Indebtedness for such periods as the Lender shall determine in its reasonable discretion.

1.1.30
“Deferral Option Date means in relation to each exercise of the deferral option in accordance with Clause 5.9, the Repayment Date occurring first in chronological  order specified in the notice of exercise of that option as a date on which there will be a deferral of part of a Repayment Instalment.

1.1.31
“Deferral Option Notice Date” means the date on which the Lender receives written notice from the Borrower of its intention to defer part of one or more Repayment Instalments in accordance with Clause 5.9.

1.1.32	“Delivery Date” means the date on which the Vessel is actually delivered by the Builder to the Borrower pursuant to and in accordance with the Contract.

1.1.33	“Delivery Drawing” means the final Drawing to be advanced to finance part of the final Instalment specified in Appendix B.

1.1.34
“Designated Person” means the person or persons ashore, designated by the ISM Company, having direct access to the highest level of management of the ISM Company as set out in paragraph 4 of the ISM Code.

1.1.35
“DOC” means, in relation to the Borrower or the Managers, a valid Document of Compliance issued for that company by the Administration which complies with the requirements of the ISM Code as set out in paragraph 1.1.5 of the ISM Code.

1.1.36	“Dollars” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

1.1.37	“Drawdown Notice” means a notice complying with Clause 2.3.

1.1.38
“Drawing” means a Drawing advanced by the Lender to the Borrower in accordance with Clause 2.2 to finance or reimburse payment of (as the case may be) the fourth, fifth and sixth Instalments as specified in Appendix B.

1.1.39
“Earnings” means all hires, freights, pool income and other sums payable to or for the account of the Borrower in respect of the Vessel including (without limitation) all hire, all sums due and payable under any Acceptable Charter, all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel including, without limitation any Acceptable Charter.

1.1.40	“Earnings Account” means the bank account to be opened in the name of the Borrower with the Lender pursuant to Clause 10 for the receipt and application of Earnings in accordance with this Agreement.

1.1.41
“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, assignment, hypothecation, preferential right, option, title retention or trust arrangement or any other agreement or arrangement which has the effect of creating security or payment priority.

1.1.42	“Event of Default” means any of the events set out in Clause 11.2.

1.1.43
“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness and the Hedging Liabilities has been repaid in full and the Borrower has ceased to be under any further actual or contingent liability to the Lender under or in connection with the Security Documents.

1.1.44
“Hedging Agreement” means together the ISDA Master Agreement in 1992 cross border form (or any other form of master agreement relating to interest or currency exchange transactions) and the Schedule thereto made on the date hereof between the Borrower and the Lender as Swap Provider and each Confirmation pursuant thereto.

1.1.45
“Hedging Liabilities” means, at any relevant time, all liabilities of the Borrower to the Lender as Swap Provider under or pursuant to the Hedging Agreement whether actual or contingent, present or future.

1.1.46
a “Hedging Transaction” means a hedging transaction governed by the Hedging Agreement and entered into between the  Borrower and the Lender as Swap Provider for the express purpose of hedging all or part of the Borrower’s interest rate risk pursuant to this Agreement.

1.1.47	“IAPPC” means a valid International Air Pollution Prevention Certificate for the Vessel issued by the Administration pursuant to Annex VI.

1.1.48
“Indebtedness” means the Loan, all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Borrower to the Lender pursuant to the Security Documents (save for any Hedging Liabilities); any damages payable as a result of any breach by the Borrower of any of the Security Documents (apart from the Hedging Agreement) and any damages or other sums payable as a result of any of the obligations of the Borrower under or pursuant to any of the Security Documents (apart from the Hedging Agreement) being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding.

1.1.49
“Instalment” means any of the final three instalments of the Contract Price, which three instalments when aggregated with the first three instalments due under the Contract, constitute the Contract Price payable to the Builder for the Vessel as specified in Appendix B.

1.1.50
“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or her Earnings and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium.

1.1.51	“Interest Payment Date” means each date for the payment of interest in accordance with Clause 6.

1.1.52	“Interest Period” means each interest period selected by the Borrower or agreed by the Lender pursuant to Clause 6.

1.1.53
“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as set out in Chapter IX of the International Convention for the Safety of Life at Sea (SOLAS), 1974.

1.1.54
“ISM Company” means, at any given time, the company responsible for the operation of the Vessel who has assumed the duties and responsibilities imposed by the ISM Code and as defined in the ISM Code at paragraph 1.1.2.

1.1.55	“ISPS” Code” means the International Ship and Port Facility Security Code as set out in Chapter XI-2 of the Safely of Life at Sea Convention (SOLAS) 1974 (as amended).

1.1.56
“ISPS Company” means, at any given time, the company responsible for the operation of the Vessel who has assumed the duties and responsibilities imposed by the ISPS Code, as set out in Part A and Part B of the ISPS Code.

1.1.57	“ISSC” means a valid international ship security certificate or interim international ship security certificate for the Vessel issued under the provisions of Part A of the ISPS Code.

1.1.58
“law” means any existing applicable law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law) with which compliance is customary.

1.1.59	“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for any Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) quoted to the Lender in the London interbank market,

at or about 11.00 a.m. (London time) two (2) Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period.

1.1.60
“Loan” means the aggregate amount from time to time advanced by the Lender to the Borrower pursuant to Clauses 2.1 and 2.2 or, where the context permits, the amount advanced and for the time being outstanding.

1.1.61
“Managers” means Samco (Services) Ltd of Paxton House, 30 Artillery Lane, London E1 7LS or its successor within the Samco Group as administrative manager of the Vessel and TESMA Singapore Pte Ltd of 30 Old Toh Tuck Road #05-04, Sembawang Kimtrans Logistics Centre, Singapore 597654 as technical manager of the Vessel or such other managers as the Lender may in its discretion approve (such approval not to be unreasonably withheld).

1.1.62	“Management Agreement” means any agreement entered into between the Borrower and the Managers or either of them in relation to the provision of management services to the Vessel.

1.1.63	“Managers’ Undertaking” means the undertaking to be issued pursuant to Clause 3.3.15.

1.1.64	“Margin” means:-

(A)	for the period from the first Advance Date until the Delivery Date, nought point eight five per centum (0.85%) per annum; and

(B)
from the Delivery Date for the remainder of the Facility Period nought point seven five per centum (0.75%) per annum unless either (i) the Vessel is employed under an Acceptable Charter in which case the Margin will be nought point seven per centum (0.70%) per annum from the relevant Acceptable Charter Delivery Date until the termination of such Acceptable Charter or (ii) whether or not the Vessel is employed under an Acceptable Charter, the option pursuant to Clause 5.9 is exercised in which case the Margin will be nought point nine per centum (0.90%) per annum from the Deferral Option Date until the date on which all amounts of deferred Repayment Instalments are repaid.

1.1.65	“Market Value” means the actual finally determined valuation of the Vessel obtained for the purpose of this Agreement in accordance with the provisions of Clause 9.2.1.

1.1.66	“Maximum Loan Amount” means forty nine million Dollars ($49,000,000).

1.1.67
“Minimum Operating Balance” means seven hundred and fifty thousand Dollars ($750,000) where the Vessel is not employed under an Acceptable Charter or two hundred and fifty thousand Dollars ($250,000) for the duration that the Vessel is employed under an Acceptable Charter.

1.1.68
“Mortgagees’ Insurances” means all policies and contracts of mortgagees’ interest insurance (other than Mortgagees’ Additional Perils Insurance) from time to time taken out by the Lender in relation to the Vessel.

1.1.69	“Mortgagees’ Additional Perils Insurances” means all polices and contracts of mortgagees’ additional perils (oil pollution) insurance taken out by the Lender in relation to the Vessel.

1.1.70	“Mortgage” means the first preferred ship mortgage in respect of the Vessel referred to in Clause 8.2.1.

1.1.71
“Permitted Encumbrance” means any Encumbrance which has the prior written approval of the Lender, or any Encumbrance arising either by operation of law or the ordinary course of the business of any of the Security Parties.

1.1.72	“Post Delivery Security Documents” means this Agreement, the Mortgage, the Corporate Guarantee, the Assignment, the Account Pledges and the Managers’ Undertaking.

1.1.73	“Potential Event of Default” means any event which, with the giving of notice and/or the passage of time and/or the satisfaction of any materiality test, would constitute an Event of Default.

1.1.74	“Pre Delivery Security Documents” means this Agreement, the Corporate Guarantee and the Contract Assignment.

1.1.75
“Prepayment Fee” means the fee calculated by reference to the amount of the Loan prepaid being an amount equal to nought point two five per cent (0.25%) of (5-n)/5 of such amount where “n” is the number of years elapsed since the last Advance Date to occur, payable only in the event that the Loan is partly or fully refinanced by another lender (whether via an operating or capital lease or otherwise).

1.1.76	“Proceedings” means any suit, action or proceedings begun by the Lender arising out of or in connection with the Security Documents.

1.1.77	“Repayment Date” means any date for payment of a Repayment Instalment in accordance with Clause 5.

1.1.78	“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrower pursuant to Clause 5.

1.1.79
“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Borrower as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

1.1.80
“Restricted Area” means (a) any waters which are subject to the United States Oil Pollution Act 1990 and (b) any waters of any other territory which are subject to materially similar legislation or which the Lender has given notice to the Borrower are to be a Restricted Area for the purposes of the Security Documents.

1.1.81
“Retention Account” means the bank account to be opened in the name of the Borrower with the Lender pursuant to Clause 10 for the retention and application of Earnings in accordance with this Agreement.

1.1.82	“Samco Group” means the Guarantor and its subsidiaries.

1.1.83
“Screen Rate” means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate screen page of any information service selected by the Lender on which such rate is displayed.  If the agreed page is replaced or the service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

1.1.84
“the Security Documents” means this Agreement, the Corporate Guarantee, the Contract Assignment, the Acknowledgement, the Hedging Agreement, the Mortgage, the Assignment, the Managers’ Undertaking, the Account Pledges and any Charter Acknowledgements or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and the Hedging Liabilities.

1.1.85
“Security Parties” means the Borrower, the Corporate Guarantor and any other person or company who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness and the Hedging Liabilities except for the Managers and any party who has executed an acknowledgement to a notice of assignment issued pursuant to any of the Security Documents, and “Security Party” means any one of them.

1.1.86
“SMC” means a valid safety management certificate issued for the Vessel by or on behalf of the relevant Administration pursuant to paragraph 13.7 of the ISM Code which evidences operation of the Vessel in accordance with an SMS.

1.1.87	“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code.

1.1.88	“Subject Documents” means the Contract and any Acceptable Charter.

1.1.89	“subsidiary” means any subsidiary as defined in section 736 of the Companies act 1985.

1.1.90	“Swap Provider” means the Lender when acting in its capacity as the swap provider under the Hedging Agreement.

1.1.91	“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Security Document.

1.1.92
“Taxes” means all taxes, levies, imposts, duties, charges, fees, deductions and withholdings (including any related interest, fines, surcharges and penalties) and any restrictions or conditions resulting in any charge, other than taxes on the overall net income or gains received or receivable of the Lender or of the Swap Provider, and “Tax” and “Taxation” shall be interpreted accordingly.

1.1.93
“Total Debt Service Amount” means, on a quarterly basis (or for the four month period between Delivery and the first Repayment Date, a four month basis), the aggregate of the Vessel’s- operating expenses and debt service obligations under Clauses 5 and 6 of this Agreement excluding any repayment of any amount deferred under Clause 5.9.

1.1.94	“Total Loss” means:-

(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)	the requisition for title or compulsory acquisition of the Vessel by or on behalf of any government or other authority (other than by way of requisition for hire); or

(c)
the capture, seizure, arrest, detention or confiscation of the Vessel, unless the Vessel is released and returned to the possession of the Borrower within one month after the capture, seizure, arrest, detention or confiscation in question.

1.1.95
“the Vessel” means the 320,000 dwt VLCC newbuilding currently under construction by the Builder and designated with Builder’s hull no. S273 and everything now or in the future belonging to it on board and ashore.

1.2          Interpretation

               In this Agreement:-

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses, Schedules and Appendices are references to recitals and clauses of, and schedules and appendices to, this Agreement;

1.2.4	references to this Agreement include the Recitals, the Schedules and the Appendices;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6
references to any document (including, without limitation, to all or any of the Security Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to the Lender include its successors, transferees and assignees;

1.2.9	references to times of day are to Paris time unless otherwise specified.

1.3          Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrower or its representatives prior to the date of this Agreement.

2	The Loan and its Purpose

2.1
Agreement to lend  Subject to the terms and conditions of this Agreement, and in reliance on each of the representations and warranties made or to be made in or in accordance with each of the Security Documents, the Lender agrees to advance the Loan to the Borrower to be used by the Borrower for the purposes referred to in Recital (C).

2.2
Drawings  Subject to satisfaction by the Borrower of the conditions set out in Clause 3.1 and/or Clause 3.3 (as the case may be) and subject to Clause 2.3, the Loan shall be advanced to the Borrower in three (3) Drawings in accordance with Clause 2 and Appendix B, in each case by the Lender transferring the amount of each Drawing to (i) the Builder in accordance with Article X.4 of the Contract or (ii) in the case of the fourth Instalment only to the Borrower by way of reimbursement by such method of funds transfer as the Lender and the Borrower shall agree.

2.3
Advance of Drawings  Each Drawing shall be advanced in Dollars, on a Business Day, provided that the Borrower shall have given to the Lender not more than ten (10) and not fewer than two (2) Business Days’ notice in writing materially in the form set out in Appendix A of the required Advance Date of the Drawing in question.  Each Drawdown Notice shall be received by the Lender no later than 10.00 am on the relevant Business Day.  Each Drawdown Notice once given shall be irrevocable and shall constitute a warranty by the Borrower that:-

2.3.1	all conditions precedent to the advance of the Drawing requested in that Drawdown Notice will have been satisfied on or before the Advance Date requested;

2.3.2	no Event of Default or Potential Event of Default will then have occurred and which is continuing;

2.3.3	no Event of Default or Potential Event of Default will result from the advance of the Drawing in question; and

2.3.4	there has been no material adverse change in the business, affairs or financial condition of any of the Security Parties from that pertaining at the date of this Agreement.

2.4	Availability Termination Date The Lender shall not be under any obligation to advance all or any part of the Loan after the Availability Termination Date.

2.5	Application of Loan Without prejudice to the obligations of the Borrower under this Agreement, the Lender shall not be obliged to concern itself with the application of the Loan by the Borrower.

2.6	Loan and control accounts The Borrower will open and maintain with the Lender such loan and control accounts as the Lender shall in its discretion considers necessary or desirable.

2.7	Payment Confirmations Subject to Clause 2.2 the Lender hereby agrees that pursuant to Article X,4 of the Contract it will:

2.7.1	issue an irrevocable confirmation letter substantially in the form set forth at Appendix C;

2.7.2	issue an irrevocable payment letter to the Builder substantially in the form set forth at Appendix D; and

2.7.3	advise the Builder’s bank of the details of the Drawing advanced by the Lender in respect of the fifth Instalment pursuant to Article X,4(b) of the Contract.

3	Conditions Precedent and Subsequent

3.1
Pre Delivery Drawings Conditions Precedent  Before the Lender shall have any obligation to advance a Drawing (other than the Delivery Drawing), the Borrower shall pay to the Lender any fees then payable pursuant to Clause 7 and shall deliver or cause to be delivered to or to the order of the Lender (save to the extent not already delivered to the Lender prior to the advance of the first Drawing) the following documents and evidence:-

3.1.1
Evidence of incorporation  In the case of the first Drawing, such evidence as the Lender may reasonably require that the Borrower and the Corporate Guarantor were duly incorporated in their respective countries of incorporation and remain in existence and, where appropriate, in good standing, with power to enter into, and perform their obligations under, the Security Documents to which they are, or are intended to be, a party, including (without limitation) a copy, certified by a duly authorised person on behalf of the Borrower and the Corporate Guarantor as true, complete, accurate and unamended, of all documents establishing or limiting the constitution of the Borrower and the Corporate Guarantor as applicable.  In the case of the second Drawing, a certificate of an authorised officer of the Borrower in such form as the Lender may reasonably require confirming the continuing accuracy and validity of the evidence referred to above.

3.1.2
Corporate authorities  In the case of the first Drawing, a copy, certified by a director or the secretary of the Security Party in question as true, complete, accurate and neither amended nor revoked, of a resolution of the directors and a resolution of the shareholders of each Security Party (together, where appropriate, with signed waivers of notice of any directors’ or shareholders’ meetings) approving, and authorising or ratifying the execution of, the Security Documents to which that Security Party is or is intended to be a party and all matters incidental thereto.  In the case of the second Drawing, a certificate of an authorised officer of the Borrower in such form as the Lender may reasonably require confirming the continuing accuracy and validity of the evidence referred to above.

3.1.3
Officer’s certificate  A certificate signed by a duly authorised officer of each of the Security Parties setting out the names of the directors, officers and shareholders of that Security Party together with an official certificate of good standing in respect of each of the Security Parties (other than the Corporate Guarantor).

3.1.4
Power of attorney  The notarially attested and legalised power of attorney of each of the Security Parties under which any documents are to be executed or transactions undertaken by that Security Party.

3.1.5	The Pre Delivery Security Documents The Pre Delivery Security Documents together with the Hedging Agreement and all notices and other documents required by any of them, duly executed.

3.1.6	Drawdown Notice A Drawdown Notice.

3.1.7
Contract and Builder’s Confirmation  A certified true copy of the Contract and a copy of the confirmation(s) issued by the Builder evidencing that the first three instalments of the Contract Price have been paid in relation to the Vessel.

3.1.8
Instalments  Evidence that the relevant Instalment under the Contract has fallen due and payable or in the case of reimbursement of the fourth Instalment, evidence that such Instalment has been paid by the Borrower to the Builder.

3.1.9	Builder’s Acknowledgement A copy of the Acknowledgement duly executed by the Builder.

3.1.10
“Know your customer” documents  Such documentation and other evidence as the Lender reasonably requires to comply with its identification procedures in relation to the Borrower and the Corporate Guarantor and the transactions contemplated by the Subject Documents.

3.1.11	Financial Statements the latest audited financial statements of the Corporate Guarantor in accordance with Clause 8.1.1 of the Guarantee.

3.1.12	Process agent A letter from Samco (Services) Limited accepting their appointment by the Borrower and the Corporate Guarantor as agent for service of Proceedings pursuant to the Security Documents.

3.1.13
Legal opinions  Confirmation satisfactory to the Lender that all legal opinions required by the Lender in respect of the laws of Korea, the Cayman Islands, the Kingdom of Saudi Arabia and of England and Wales will be given substantially in the form required by the Lender.

3.2
Conditions Subsequent  The Borrower undertakes to deliver or to cause to be delivered to the Lender on, or as soon as practicable after, the Advance Date of the first and second Drawing (save to the extent already delivered to the Lender) but in any event not later than sixty (60) days following such Advance Date:-

3.2.1	Legal Opinions Such legal opinions referred in Clause 3.1.13 as the Lender shall require.

3.2.2	Builder’s Acknowledgement A copy of the acknowledgement issued by the Builder for the fifth Instalment of the Contract Price paid in relation to the Vessel.

3.3
Delivery Drawing Conditions Precedent  Before the Lender shall have any obligation to advance the Delivery Drawing, the Borrower shall have paid to the Lender all fees then payable pursuant to Clause 7 and delivered all documents and evidence required under Clauses 3.1 and 3.2 not previously delivered or paid to the Lender and shall deliver or cause to be delivered to or to the order of the Lender the following documents and evidence (to the extent not already delivered to the Lender under Clauses 3.1 or 3.2):-

3.3.1	Minimum Operating Balance Evidence of the credit to the Earnings Account of the appropriate Minimum Operating Balance.

3.3.2
Confirmatory Certificate  A certificate signed by an authorised officer of the relevant Security Parties confirming that the documents previously delivered to the Lender pursuant to Clauses 3.1.1 to 3.1.4 inclusive have not been amended or revoked and remain in full force and effect or if amended, together with such amendments.

3.3.3	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary or other duly authorised signatory of the Borrower, of:-

(a)	any bill of sale transferring title in the Vessel to the Borrower free of all encumbrances, maritime liens or other debts whatsoever;

(b)
the builder’s certificate issued by the Builder as evidence that the Vessel has been delivered by the Builder to the Borrower free of all liens, claims, mortgages, encumbrances and other debts and claims of any description;

(c)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Builder to the Borrower pursuant to the Contract;

(d)	the declaration of warranty issued by the Builder confirming that the Vessel is free of all liens, encumbrances and other debts and claims of any description whatsoever;

(e)	a commercial invoice issued by the Builder for the whole of the Contract Price in relation to the Vessel;

(f)
an interim classification certificate for hull and machinery confirming that the Vessel is classed +A1(E), Oil Carrier ESP, SH, +AMS, +ACCU, VEC, RES, CPP, RW, Spm, UWILD by American Bureau of Shipping free of all recommendations and qualifications;

(g)
any Acceptable Charter or any other charterparty or contract of employment of the Vessel which will be in force on the Advance Date in respect of the Delivery Drawing for which the consent of the Lender is required under the Security Documents;

(h)	any Management Agreement which will be in force on the Advance Date in respect of the Delivery Drawing;

(i)	the Vessel’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(j)
if the Vessel is trading, or is to trade, on the Advance Date in respect of the Delivery Drawing, in a Restricted Area, the Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990 or equivalent document;

(k)	the Vessel’s current SMC;

(l)	the ISM Company’s current DOC;

(m)	the Vessel’s current ISSC;

(n)	the Vessel’s current IAPPC; and

(o)	the Vessel’s current Tonnage Certificate;

in each case together with all addenda, amendments or supplements.

3.3.4
Evidence of ownership and registration of Mortgage  Certificate(s) of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) at the Vessel’s port of registry confirming that the Vessel is on the Advance Date in respect of the Delivery Drawing owned by the Borrower and free of registered Encumbrances other than the Mortgage.

3.3.5
Evidence of insurance  Evidence that the Vessel will on the Advance Date in respect of the Delivery Drawing be insured in the manner required by the relevant Post Delivery Security Documents and that letters of undertaking will be issued in the manner required by the relevant Post Delivery Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Lender.

3.3.6
The Post Delivery Security Documents  The Post Delivery Security Documents, together with all notices and other documents required by any of them, duly executed and, in the case of the Mortgage, registered on the Advance Date in respect of the Delivery Drawing with first priority through the Registrar of Ships (or equivalent official) at the port of registry of the Vessel.

3.3.7	Drawdown Notice A Drawdown Notice.

3.3.8	Process agent A letter from Samco (Services) Limited accepting their appointment by each of the Security Parties as agent for service of Proceedings pursuant to the Post Delivery Security Documents.

3.3.9	Funding Evidence that any shortfall between the Loan and the Contract Price has been fully covered by way of a subordinated shareholder loan by a member of the Samco Group.

3.3.10	Delivery Instalment An invoice from the Builder evidencing the final net amount of the Instalment of the Contract Price payable on the Delivery Date.

3.3.11
Managers’ subordination and confirmation  The written confirmation of the Managers that (i) for the currency of their Management Agreement they will not, without the prior written consent of the Lender, (such consent not to be unreasonably withheld or delayed) sub-contract or delegate the whole or substantially the whole of the administrative or technical management of the Vessel to any third party and (ii) they will subordinate their respective rights in respect of the Borrower, the Vessel, the Earnings, Insurances and Requisition Compensation to those of the Lender throughout the Facility Period provided that such subordination shall not restrict the rights of the Managers in respect of the Borrower, Vessel, the Earnings, Insurances and Requisition Compensation when no Potential Event of Default or Event of Default has occurred or, after a Potential Event of Default or an Event of Default has occurred, when that Potential Event of Default or Event of Default is no longer continuing.

3.3.12	Mandates Such duly signed forms of mandate and supporting documentation and or other evidence of the opening of the Accounts as the Lender may require.

3.3.13
Legal opinions  Confirmation satisfactory to the Lender that the Cayman Islands law, Marshall Islands law and English law legal opinions required by the Lender will be given substantially in the form required by the Lender.

3.3.14	Charter Acknowledgement The Charter Acknowledgement duly signed by the Charterer if any Acceptable Charter is in place on the Delivery Date.

3.4
Delivery Drawings Conditions Subsequent  The Borrower undertakes to deliver or to cause to be delivered to the Lender on, or immediately after (save as provided below), the Advance Date of the Delivery Drawing, the following additional documents and evidence:-

3.4.1
Evidence of registration  If not already provided to the Lender pursuant to Clause 3.3.4, evidence of registration of the Mortgage, with first priority, with the Registrar of Ships (or equivalent official) at the port of registry of the Vessel within a period of sixty (60) days following the Advance Date of the Delivery Drawing, subject to the Mortgage having been duly recorded on the Delivery Date and remaining in full force and effect as a first preferred ship mortgage throughout such period.

3.4.2	Letters of undertaking The Insurances and letters of undertaking as required by the relevant Post Delivery Security Documents.

3.4.3	Legal opinions Such legal opinions as the Lender shall require no later than sixty days following the Advance Date of the Delivery Drawing.

3.4.4
ISM Code  Certified true copies of the interim SMC and, if appropriate, interim DOC or SMC and DOC relating to the Vessel and ISM Company (unless already provided under Clause 3.3.6) once the same have been issued.

3.4.5	Master’s receipt The master’s receipt for the Mortgage no later than sixty (60) days following the Advance Date of the Delivery Drawing.

3.5
No waiver If the Lender in its sole discretion agrees to advance any part of the Loan to the Borrower before all of the documents and evidence required by Clauses 3.1 to 3.4 (inclusive) in respect of the amount advanced have been delivered to or to the order of the Lender, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Lender no later than the date specified by the Lender, and the advance of any part of the Loan shall not be taken as a waiver of the Lender’s right to require production of all the documents and evidence required by Clauses 3.1 to 3.4 (inclusive).

3.6	Form and content All documents and evidence delivered to the Lender pursuant to this Clause shall:-

3.6.1	be in form and substance acceptable to the Lender;

3.6.2	be accompanied, if required by the Lender, by translations into the English language, certified in a manner acceptable to the Lender;

3.6.3	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

3.7
Event of Default  The Lender shall not be under any obligation to advance any part of the Loan nor to act on any Drawdown Notice if, at the date of the Drawdown Notice or at the date on which the advance of a Drawing is requested in the Drawdown Notice, an Event of Default or Potential Event of Default shall have occurred and be continuing, or if an Event of Default or Potential Event of Default would result from the advance of the Drawing in question.

4	Representations and Warranties

4.1	The Borrower represents and warrants to the Lender at the date of this Agreement as follows:-

4.1.1
Satisfaction of conditions  All acts, conditions and things required to be done and satisfied and to have happened prior to the execution and delivery of the Hedging Agreement, the Pre-Delivery Security Documents, the Contract and any Acceptable Charter then in existence in order to constitute the Hedging Agreement, the Pre-Delivery Security Documents the Contract and any Acceptable Charter then in existence the legal, valid and binding obligations of the Security Parties in accordance with their respective terms have been done, satisfied and have happened in compliance with all applicable laws to which any relevant Security Party is subject.

4.1.2
Disclosure of material facts  The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have adversely affected the decision of a person considering reasonably whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

4.1.3
Use of Loan  The Loan will be used for the purposes specified in Recital (C) (or in reimbursement to the Borrower of any amount paid by the Borrower to the Builder in respect of the fourth and/or fifth Instalments).

4.1.4
No material litigation  There is no action, suit, arbitration or administrative proceeding nor any contemplated action, suit, arbitration or administrative proceeding pending or to its knowledge about to be pursued before any court, tribunal or governmental or other authority which would, or would be likely to, have a materially adverse effect on the business, assets, financial condition or creditworthiness of any of the Security Parties.

4.1.5
No breach of law or contract  The execution, delivery and performance of the Security Documents and the Subject Documents will not contravene any contractual restriction or any law binding on any of the Security Parties or on any shareholder (whether legal or beneficial) of any of the Security Parties, or the constitutional documents of any of the Security Parties, nor result in the creation of, nor oblige any of the Security Parties to create, any Encumbrance over all or any of its assets, with the exception of the Encumbrances created by or pursuant to the Security Documents and in entering into those of the Security Documents to which it is, or is to be, a party and in borrowing the Loan, the Borrower is acting for its own account.

4.1.6	No deductions The Borrower is not required to make any deduction or withholding from any payment which it may be obliged to make to the Lender under or pursuant to the Security Documents.

4.2
The Borrower represents and warrants to the Lender at the date of this Agreement and (by reference to the facts and circumstances then pertaining) at the date of each Drawdown Notice, at each Advance Date and at each Interest Payment Date as follows:-

4.2.1
Incorporation and capacity  Each of the Security Parties is a body corporate duly constituted and existing and (where applicable) in good standing under the law of its country of incorporation, in each case with perpetual corporate existence (save in respect of the Corporate Guarantor whose existence is until 21 November 2019) and the power to sue and be sued, to own its assets and to carry on its business, and all of the corporate shareholders (if any) of each Security Party are duly constituted and existing under the laws of their countries of incorporation with perpetual corporate existence and the power to sue and be sued, to own their assets and to carry on their business.

4.2.2
Solvency  None of the Security Parties is insolvent or in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of any of the Security Parties or all or any part of their assets.

4.2.3
Binding obligations  The Security Documents when duly executed and delivered will constitute the legal, valid and binding obligations of the Security Parties enforceable in accordance with their respective terms save to the extent qualified in the legal opinions delivered or to be delivered (as the case may be) to the Lender pursuant to Clause 3.

4.2.4
Registrations and consents  With the exception only of the registrations referred to in Clauses 3.1 to 3.4 (inclusive) all (if any) consents, licences, approvals and authorisations of, or registrations with or declarations to, any governmental authority, bureau or agency which may be required in connection with the execution, delivery, performance, validity or enforceability of the Hedging Agreement, the Security Documents which exist at that time and the Subject Documents have been obtained or made and remain in full force and effect and the Borrower is not aware of any event or circumstance which could reasonably be expected adversely to affect the right of the Borrower to hold and/or obtain renewal of any such consents, licences, approvals or authorisations.

4.2.5
Completeness and accuracy of the Subject Documents and information supplied  (i) The certified copies of the Subject Documents provided or to be provided by the Borrower to the Lender in accordance with Clauses 3.1 or 3.3 (as the case may be) do or will evidence the agreement between the Borrower and the Builder in relation to the Contract and the Borrower and the Charterer in relation to any Acceptable Charter (ii) save as disclosed by the Borrower to the Lender, there are no commissions, rebates, premiums or other payments due in connection with the Subject Documents other than as contemplated by the Subject Documents delivered to the Lender under this Agreement (iii) the Borrower has or will obtain the consent of the Lender in relation to any material amendments to such Subject Documents and (iv) all information contained in the Subject Documents and in any information provided by or on behalf of any Security Party pursuant to any of the Security Documents is accurate and true in all material respects when so provided.

4.2.6
No established place of business in the United Kingdom or United States  None of the Security Parties has, nor will any of them have during the Facility Period, an established place of business in the United Kingdom or the United States of America unless all steps which are required by law to have been taken, have been taken to (i) attend to the registration of any charges created by that Security Party and contained in the Security Documents at Companies House or complete any UCC1 filings required in the United States of America in respect of the Security Documents to which that Security Party is a party and (ii) preserve the Lender’s priority of security under the Security Documents in the jurisdiction where that place of business is established.

4.3
The Borrower represents and warrants to the Lender at the date of each Drawdown Notice and each Advance Date that all acts, conditions and things required to be done and satisfied and to have happened prior to the execution and delivery of the Security Documents which exist at that time in order to constitute such Security Documents the legal, valid and binding obligations of the Security Parties in accordance with their respective terms have been done, satisfied and have happened in compliance with all applicable laws to which any relevant Security Party is subject.

5	Repayment and Prepayment

5.1
Repayment of Loan  Subject to Clauses 5.4, 5.8 and 5.9, the Borrower agrees to repay the Loan to the Lender by forty (40) consecutive Repayment Instalments together with the Balloon Amount, with each such Repayment Instalment being (subject to any adjustment in the amount of the Loan as set forth in Clause 5.2 or 5.6 below) in an amount equal to six hundred and seventy five thousand Dollars ($675,000).  The first Repayment Instalment shall be due and payable on the date falling four months after the Delivery Date and subsequent Repayment Instalments shall be due and payable at consecutive intervals of three (3) calendar months thereafter.  The Balloon Amount shall be payable concurrently with the final Repayment Instalment.

5.2
Reduction of Repayment Instalments  If the aggregate amount of the Loan advanced to the Borrower is less than the Maximum Loan Amount, the amount of each Repayment Instalment and the Balloon Amount shall be reduced pro rata to the amount actually advanced.

5.3
Voluntary Prepayment  The Borrower may prepay the Loan in whole or in part in an amount of not less than one million Dollars ($1,000,000) or an integral multiple of that amount (or as otherwise may be agreed by the Lender) provided that it has first (i) given to the Lender not fewer than fifteen (15) days’ prior written notice expiring on a Business Day of its intention to do so and (ii) paid to the Lender, in addition to the amount prepaid, any Prepayment Fee due in respect of the prepayment in question.  Any notice pursuant to this Clause once given shall be irrevocable and shall oblige the Borrower to make the prepayment referred to in the notice on the Business Day specified in the notice, together with all interest accrued on the amount prepaid up to and including that Business Day.

5.4
Mandatory Prepayment on Contract termination or transfer, sale of Vessel or Total Loss or Illegality  (a) If the Contract is terminated, revoked, cancelled or otherwise ceases to remain in full force and effect or is transferred before the Delivery Date or the Vessel is sold by the Borrower or becomes a Total Loss or (b) if any event occurs which would, or would with the passage of time, render performance of any of the Security Documents by any of the Security Parties impossible, unlawful or unenforceable by the Lender (an “Illegality Event”) and the Borrower fails to provide the Lender with alternative security acceptable to the Lender within ten (10) Business Days of such Illegality Event arising, the Borrower shall, on or before the date of any such termination, revocation, cancellation, transfer, completion of sale or within one hundred and fifty days (150) of the date of such Total Loss (as determined in accordance with the Mortgage) or within ten (10) Business Days of such Illegality Event, (i) prepay the whole of the Indebtedness and any Hedging Liabilities outstanding and (ii) terminate the Hedging Agreement.  However Borrower need not terminate the Hedging Agreement nor repay the Hedging Liabilities if the Hedging Liabilities are secured by (i) a cash deposit secured in favour of the Lender or (ii) a mortgage in favour of the Lender over an existing vessel already financed by the Lender, such secured cash deposit or mortgage to be in a form acceptable to the Lender in its absolute discretion.

5.5
Prepayment indemnity  If the Borrower shall, subject always to Clause 5.3 or Clause 5.4 (as the case may be) , make a prepayment on a Business Day other than the last day of an Interest Period in respect of the whole or any part of the Loan, it shall, in addition to the amount prepaid, any Prepayment Fee and accrued interest, pay to the Lender any amount which the Lender may certify is necessary to compensate the Lender for any Break Costs incurred by the Lender as a result of the making of the prepayment in question.  The Borrower shall also pay on demand, in all circumstances and irrespective of the date on which any prepayment is made, such amount as the Lender as Swap Provider shall certify as shall be necessary to compensate the Lender for any losses under the Hedging Agreement arising out of such prepayment or any payment deferral under Clause 5.9.  The Hedging Agreement shall be adjusted by the Lender upon (i) any prepayment howsoever made or (ii) any payment deferral under Clause 5.9, to reflect such prepayment or payment deferral (as the case may be). No further fees or penalties shall be payable in respect of any such prepayment or deferral.  The Borrower shall be entitled to be credited with and the Lender agrees to pay to the Borrower any Break Gains subject always to any right of set-off on the part of the Lender and provided no Potential Event of Default or Event of Default shall have occurred.

5.6
Application of prepayments  Any prepayment in an amount less than the Indebtedness shall be applied in satisfaction or reduction first of any costs and other amounts outstanding; secondly of all interest outstanding; and thirdly of the Repayment Instalments and the Balloon Amount in inverse order of maturity provided that where all or any part of the Loan is subject to a fixed rate of interest pursuant to Clause 6.10 then the Borrower have the option to elect that any such prepayment be applied against the Repayment Instalments and the Balloon Amount either on a pro rata basis or on an inverse order of maturity basis.  Any such election by the Borrower shall be specified in the prepayment notice given to the Lender pursuant to Clause 5.3.  If no such election is made by the Borrower in the relevant prepayment notice the Lender shall apply such prepayment against the Repayment Instalments and the Balloon Amount on an inverse order of maturity basis.

5.7	No reborrowing No amount repaid or prepaid pursuant to this Agreement may in any circumstances be reborrowed.

5.8
Non Delivery  In the event that the Vessel is not delivered to the Borrower on or before the Availability Termination Date, the Borrower shall on that date repay to the Lender the entire Indebtedness and pay any Hedging Liabilities.

5.9
Deferral of Repayment Instalments  Notwithstanding the provisions of Clause 5.1, the Borrower shall have the option to defer payment of up to fifty per cent (50%) of four or less Repayment Instalments.  Such Repayment Instalments may or may not be consecutive.  The Borrower may exercise such option from time to time by giving to the Lender not less than fifteen (15) days prior written notice of its intention to defer specifying the amount to be deferred and the relevant Repayment Instalments concerned.  The amount of any Repayment Instalment which is deferred shall be added to the Balloon Amount until such deferred amount is repaid.  With effect from the Deferral Option Notice Date until the date on which all deferred amounts of the Repayment Instalments are repaid, all Earnings in excess of Total Debt Service Amount shall remain credited to and be accumulated in the Earnings Account.  On each date during such period that falls at six monthly intervals from the Deferred Option Notice Date and on each Repayment Date commencing on the second Repayment Date to occur after the relevant Deferral Option Date such accumulated Earnings shall be applied against reduction of the deferred amounts of Repayment Instalments. If a further option to defer is exercised during any period when deferred amounts of Repayment Instalments are still outstanding the repayment of all deferred amounts of Repayment Instalments shall be made on the same Repayment Date that applies to the subsisting deferred amounts of Repayment Instalments.

6	Interest

6.1
Interest Periods  Subject to Clauses 6.2 and 6.10, the period during which the Loan shall be outstanding pursuant to this Agreement shall be divided into consecutive Interest Periods of three (3), six (6) or nine (9)  months’ duration (or, in respect of the first and second Drawings exclusively, one (1) or two (2) months’ duration) as selected by the Borrower by written notice to the Lender not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other longer duration as may be agreed by the Lender (in its discretion).

6.2
Beginning and end of Interest Periods  The first Interest Period in respect of each Drawing shall begin on its Advance Date.  Notwithstanding Clause 6.1, (i) the last Interest Periods applicable to the first and second Drawings immediately prior to the advance of the Delivery Drawing shall be of such length as to end on the Advance Date for the Delivery Drawing, upon which the Loan shall be consolidated and subject only to Clause 6.10, all Interest Periods for all three (3) Drawings shall be concurrent, and (ii) the first Interest Period applicable to the Loan from the Advance Date for the Delivery Drawing shall be of four (4) months’ duration.  The final Interest Period for the Loan shall end on the Repayment Date applicable to the final Repayment Instalment.

6.3
Interest Periods to meet Repayment Dates  If the Borrower shall select, or the Borrower and the Lender shall agree, an Interest Period which does not expire on the next Repayment Date, there shall, in respect of a part of the Loan equal to the Repayment Instalment falling due for payment before the expiry of that Interest Period, be a separate Interest Period which shall expire on the relevant Repayment Date, and the Interest Period selected or agreed shall apply to the balance of the Loan only.

6.4
Interest rate  During each Interest Period interest shall accrue on the Loan at the rate determined by the Lender to be the aggregate of (a) the applicable Margin and (b) LIBOR determined at or about 11.00 a.m. (London time) on the second Business Day prior to the beginning of that Interest Period.

6.5
Failure to select Interest Period  If the Borrower at any time fails to select or agree an Interest Period in accordance with Clause 6.1, the interest rate applicable after the expiry of the then current Interest Period shall be the rate determined by the Lender in accordance with Clause 6.4 for consecutive Interest Periods each of three (3) months duration.

6.6
Accrual and payment of interest  Interest shall accrue on the Loan (and on any amounts owing by the Borrower to the Lender) from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed  and shall be paid by the Borrower to the Lender on the last day of each Interest Period as regards the Loan (otherwise on demand) and additionally, during any Interest Period exceeding three (3) months (other than the Interest Period commencing on the date of the advance of the Delivery Drawing), on the last day of each successive three (3) month period after the beginning of that Interest Period.

6.7
Ending of Interest Periods  Without prejudice to Clause 6.1, each Interest Period shall, subject to Clauses 6.2 and 6.3, end on the date which numerically corresponds to the date on which the immediately preceding Interest Period ended (or, in the case of the first Interest Period in respect of the Loan, to the first Advance Date) in the calendar month which is the number of months selected or agreed after the calendar month in which the immediately preceding Interest Period ended (or, in the case of the first Interest Period in respect of the Loan, in which the first Advance Date occurred), except that:-

6.7.1	if there is no numerically corresponding date in the calendar month in which the Interest Period ends, the Interest Period shall end on the last Business Day in that calendar month; and

6.7.2
if any Interest Period would end on a day which is not a Business Day, that Interest Period shall end on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month, in which event the Interest Period in question shall end on the next preceding Business Day).

Any adjustment made pursuant to Clause 6.7.1 or 6.7.2 shall be ignored for the purpose of determining the date on which any subsequent Interest Period shall end.

6.8
Default Rate  If an Event of Default shall occur pursuant to Clause 11.2.1 or the Loan shall be accelerated pursuant to Clause 11.1, the whole of any unpaid amount of the Indebtedness which is due and owing shall, from the date of the occurrence of such Event of Default or date of acceleration (as the case may be), bear interest up to the date of actual payment (both before and after judgment) at the Default Rate, compounded at such intervals as the Lender shall in its discretion reasonably determine, which interest shall be payable from time to time by the Borrower to the Lender on demand.

6.9
Determinations conclusive  Each determination of an interest rate made by the Lender in accordance with Clause 6 shall (save in the case of manifest error or on any question of law) be final and conclusive.

6.10
Fixed Rate Option  Notwithstanding any other provisions of this Clause 6, the Borrower shall have an option from time to time during the Facility Period to change the basis on which interest is calculated on all or part of the Loan from a floating rate to a fixed rate of interest.  If the Borrower wishes to change from a floating rate to a fixed rate of interest in respect of all or part of the Loan the Borrower shall notify the Lender in writing not less than five (5) Business Days (or such shorter period as the Lender may agree) prior to the date of (i) the Drawdown Notice (if the Loan has not been fully advanced) or (ii) the end of the current Interest Period applicable to the Loan (if the Loan has been fully advanced) of its desire to do so and of (i) the period for which the fixed rate is required and (ii) the amount of the Loan (being not less than fifty per centum (50%) of the Loan outstanding at any time) which the Borrower wishes to change from a floating rate to a fixed rate provided that for the period from the advance of the second Drawing until the Delivery Date the amount of the Loan which may be subject to a fixed rate of interest shall not be less than twenty four million five hundred thousand Dollars ($24,500,000).  The Lender as Swap Provider shall notify the Borrower in writing of the fixed rate of interest which the Lender as Swap Provider can offer the Borrower for the amount of the Loan and the period specified (the “Swap Period”) pursuant to a Hedging Transaction. If the Borrower wishes to accept the fixed rate so notified, the Borrower shall accept the same and the Borrower shall then enter into one or more Hedging Transactions pursuant to the Hedging Agreement (the terms and conditions of each of which will be specified in a Confirmation) and the Lender as Swap Provider shall issue a Confirmation which the Borrower shall acknowledge (or be deemed to acknowledge) in accordance with the provisions of Part 5(m) of the Schedule incorporated in the Hedging Agreement that the Confirmation correctly reflects the parties’ agreement on the terms of the relevant Hedging Transaction  and the agreed fixed rate shall thereupon apply to the relevant portion of the Loan from the relevant Advance Date or the start of the next Interest Period (as the case may be) and for the duration of the Swap Period.  Interest on all or any part of the Loan which is fixed pursuant to this Clause 6.10 shall be paid quarterly and each Interest Period whilst the Loan or any part of it is fixed pursuant to this Clause 6.10 shall be of three (3) months duration as regards the Loan or the relevant part of it so fixed.

6.11
The amount of interest from time to time paid by the Borrower by virtue of one or more Hedging Transactions entered into between the Borrower and the lender as Swap Provider shall, provided no Event of Default shall have occurred that is continuing, be applied by the Lender in its capacity as lender under this Agreement against the amount of interest payable under this Agreement in order to discharge in way of agreed set-off the obligation of the Borrower to pay the amount of interest under this Agreement to which the amount of interest paid under the relevant Hedging Transactions or Transactions relates.

7	Fees

7.1
Loan commitment commission The Borrower shall pay to the Lender a commitment commission calculated at the rate of nought point one five per centum (0.15%) per annum on any undrawn part of the Maximum Loan Amount for the period commencing on the date of this Agreement and ending on the earlier to occur of the Availability Termination Date and the date on which the Delivery Drawing is advanced to the Borrower, all dates inclusive.  The Commitment Commission will accrue from day to day on the basis of a 360 day year and the actual number of days elapsed, and shall be paid to the Lender quarterly in arrears with the first such quarterly payment being due and payable on the day falling three (3) months after the date of this Agreement.

7.2
Structuring Fee  The Borrower shall pay to the Lender a flat fee for the structuring and negotiation of the transaction described in this Agreement as agreed in a letter signed by both parties on the date hereof.

8	Security Documents

8.1
The Borrower shall on the date hereof execute and deliver to the Lender, or cause to be executed and delivered to the Lender, the Hedging Agreement and, as security for the repayment of the Indebtedness and the Hedging Liabilities, the following Pre Delivery Security Documents in such forms and containing such terms and conditions as the Lender shall require:-

8.1.1	the Contract Assignment a first priority assignment of the Contract; and

8.1.2	the Corporate Guarantee the guarantee and indemnity of the Corporate Guarantor.

The Lender agrees to release and re-assign the Contract to the Borrower on the Advance Date for the Delivery Drawing.

8.2
As security for repayment of the Indebtedness and the Hedging Liabilities, the Borrower shall in addition to the Security Document delivered pursuant to Clause 8.1.2 execute and deliver to the Lender, or cause to be executed and delivered to the Lender, on or before the Advance Date of the Delivery Drawing the following Security Documents (which shall be in a form agreed by the Lender and the Borrower:-

8.2.1	the Mortgage a first preferred Marshall Islands (or such other flag as the Lender in its discretion may agree) ship mortgage over the Vessel;

8.2.2	the Assignment a deed of assignment of any Acceptable Charter, the Insurances, Earnings and Requisition Compensation of the Vessel; and

8.2.3	the Account Pledges Account Pledges in respect of all amounts from time to time standing to the credit of the Accounts.

9	Covenants

The Borrower covenants with the Lender in the following terms.

9.1	Negative covenants

The Borrower will not without the Lender’s prior written consent :-

9.1.1
no disposals or third party rights  dispose of or create or permit to arise or continue any Encumbrance (other than Permitted Encumbrances) or other third party right (other than Acceptable Charters or any other charters which may be permitted in accordance with the terms of any of the Security Documents) on or over all or any part of its present or future assets or undertaking; nor

9.1.2
no borrowings  except in the ordinary course of business borrow any money, other than any shareholder loan from a member of the Samco Group which is fully subordinated to the Indebtedness and the Hedging Liabilities or incur any obligations under leases; nor

9.1.3	no repayments save for the Loan and except in the ordinary course of business, repay any loans made to it; nor

9.1.4	no liabilities except in the ordinary course of business, incur any liability to any third party which is, in the opinion of the Lender, of a substantial nature; nor

9.1.5	no other business engage in any business other than the ownership, operation, chartering and management of the Vessel owned by it; nor

9.1.6
no loans or other financial commitments  enter into any hedging agreement or derivative or futures contract of any description except with the Lender (save that, in the ordinary course of its business, the Borrower may enter into bunker hedging transactions) in relation to (and in the ordinary course of operating the Vessel) nor except in the ordinary course of business, make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person;

9.1.7
no chartering after Event of Default  following the occurrence and during the continuation of an Event of Default let the Vessel on charter or renew or extend any charter or other contract of employment of the Vessel (nor agree to do so); nor

9.1.8
no change in management  appoint anyone other than the Managers as commercial or technical managers of the Vessel, nor terminate or materially vary the arrangements for the commercial or technical management of the Vessel, nor permit the Managers to sub-contract or delegate the whole or substantially the whole of the commercial or technical management of the Vessel to any third party; nor

9.1.9
no change in ownership or control  permit any change in its beneficial ownership and control from that advised to the Lender at the date of this Agreement (in which respect the consent of the Lender shall not be unreasonably withheld); nor

9.1.10	no merger enter into any amalgamation, demerger, merger or corporate reconstruction; nor

9.1.11	no amendment of Subject Documents materially amend, supplement or vary any of the Subject Documents delivered to the Lender pursuant to Clause 3.

9.2	Positive covenants

9.2.1
Additional security From the Delivery Date until the end of the Facility Period, if and so often as the aggregate of (a) the Market Value of the Vessel (as determined as stated below) and (b) the value of any additional security (other than cash security) for the time being provided to the Lender pursuant to this Clause (together the “Security Asset Value”) shall be less than (a) where the Vessel is not employed under an Acceptable Charter of at least two (2) years duration and for a minimum net time charter rate of thirty thousand Dollars ($30,000) per day, one hundred and twenty per cent (120%) of the Indebtedness less the amount standing to the credit of the Retention Account and the amount of any cash deposited by the Borrower with the Lender and pledged  by way of security, or (b) where the Vessel is employed under an Acceptable Charter of at least two (2) years duration and for a minimum net time charter rate of thirty thousand Dollars ($30,000) per day (provided such Acceptable Charter has more than six months duration at any time left to run), one hundred and ten per cent (110%) of the Indebtedness less the amount standing to the credit of the Retention Account and the amount of any cash deposited by the Borrower with the Lender and pledged by way of security, (in each instance the “Relevant Percentage”) the Borrower will within thirty (30) days of the request of the Lender to do so, at the Borrower’s option:-

(a)	pay to the Lender a cash deposit in the amount of the shortfall to be secured in favour of the Lender as additional security for the payment of the Indebtedness; or

(b)	give to the Lender other additional security in amount and form acceptable to the Lender in its discretion; or

(c)	prepay such amount of the Indebtedness as will ensure that the Security Asset Value is not less than the Relevant Percentage.

PROVIDED THAT if the aggregate of the Market Value of the Vessel (as determined as stated below) and the value of any additional security for the time being provided to the Lender pursuant to this Clause shall subsequently exceed the Relevant Percentage the Lender shall (on the request and at the expense of the Borrower and provided that no Event of Default or Potential Event of Default shall then have occurred and be continuing) release that proportion of such additional security causing the said aggregate of the Market Value of the Vessel and the value of such additional security provided pursuant to this Clause to exceed the Relevant Percentage and shall execute and procure the execution of such documents in connection therewith as the Borrower may reasonably require.

Clauses 5.5, 5.6 and 5.7 shall apply, mutatis mutandis, to any prepayment made pursuant to this Clause and the value of any additional security provided pursuant to this Clause shall be reasonably determined by the Lender in its discretion except that cash shall be valued at its full face value.  For the purpose of determining the Market Value of the Vessel pursuant to this Clause the Borrower shall provide to the Lender (at the Borrower’s expense), annually throughout the Facility Period commencing on the Delivery Date and on each anniversary of the Delivery Date, a valuation determining the Vessel’s Market Value provided that if the Borrower and the Lender disagree on the Market Value contained in such valuation, the Lender shall have the right to appoint another reputable ship sale and purchase broker to prepare a second valuation (at the Borrower’s expense) and the Market Value shall be the average of the two valuations so obtained.  Such valuation or valuations (as the case may be) shall be addressed to the Lender by a reputable sale and purchase shipbroker approved by the Lender and shall be prepared without physical inspection of the Vessel on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer free of any charter or other contract of employment.

9.2.2
Financial statements  The Borrower will supply to the Lender, without request, (i) the annual financial statements of each of the Borrower and the Guarantor for each of their respective financial years ending during the Facility Period, containing (amongst other things) their profit and loss account for, and balance sheet at the end of, each such financial year, prepared in accordance with International Financial Reporting Standards consistently applied, and audited by KPMG or such other firm of chartered accountants (or equivalent) acceptable to the Lender (which acceptance shall not be unreasonably withheld), in each case within one hundred and eighty (180) days of the end of the financial year to which they relate, and (ii) copies of their semi-annual management accounts, no later than ninety (90) days from the end of the six month period to which they relate.

9.2.3
Other information  The Borrower will promptly supply to the Lender copies of all financial and other information from time to time given by the Borrower to its shareholders and such information and explanations as the Lender may from time to time require in connection with the operation of the Vessel and the Borrower’s profit and liquidity, and will procure that the Lender be given the like information and explanations relating to the Corporate Guarantor.

9.2.4	Inspection of records The Borrower will permit the inspection of its financial records and accounts from time to time by the Lender or its nominee.

9.2.5
Pari passu obligations  The Borrower will ensure that, throughout the Facility Period, the obligations of the Borrower and the Corporate Guarantor under or pursuant to the Security Documents rank at least pari passu with all other existing or future indebtedness, obligations or liabilities of the Borrower and the Corporate Guarantor, other than any obligations of the Borrower to the Corporate Guarantor which are subordinated to the Indebtedness or the Hedging Liabilities or any mandatorily preferred by law.

9.2.6	Notification of Event of Default The Borrower will, upon becoming aware of the same, immediately notify the Lender in writing of the occurrence of any Event of Default or Potential Event of Default.

9.2.7
Subordination of Debt  The Borrower agrees that any liability of the Borrower to the Corporate Guarantor or any other member of the Samco Group shall, save as regards any application of surplus earnings under Clause 10.7 below in respect of any such liability, be fully subordinated to the Indebtedness and the Hedging Liabilities and shall procure an acknowledgement of any such creditor in favour of the Lender in such terms as the Lender shall require.

9.2.8
Maintenance of corporate status The Borrower shall and shall procure that the Corporate Guarantor shall maintain its corporate status in good standing and if so requested by the Lender will provide the Lender with evidence thereof.

9.2.9
Notification of litigation The Borrower shall and shall procure that the Corporate Guarantor shall promptly notify the Lender with full details of any litigation commenced by or against the Borrower or the Corporate Guarantor in respect of or relating to an amount or property having a value of more than one million Dollars ($1,000,000) in relation to the Borrower and five million Dollars ($5,000,000) in relation to the Corporate Guarantor or where any injunction affecting any party to such litigation is sought.

9.3	Vessel Covenants

9.3.1	Registration of Vessel The Borrower undertakes to maintain the registration of the Vessel under Marshall Islands flag for the duration of the Facility Period.

9.3.2
Evidence of current COFR/Trading to a Restricted Area  The Borrower will promptly notify the Lender if at any time during the Facility Period it is proposed that the Vessel trade to a Restricted Area (the “Notification”) and will provide the Lender with such evidence as the Lender may reasonably require that the Vessel has a valid and current Certificate of Financial Responsibility pursuant to the United States Oil Pollution Act 1990 or equivalent document (if required) under the law of the jurisdiction(s) within the Restricted Area to which it is proposed that the Vessel trades.

9.3.3	ISM Code compliance The Borrower will:

(a)	procure that the Vessel remains for the duration of the Facility Period subject to a SMS;

(b)	maintain a valid and current SMC for the Vessel throughout the Facility Period and provide a copy to the Lender;

(c)	procure that the ISM Company maintains a valid and current DOC throughout the Facility Period and provide a copy to the Lender; and

(d)	provide the Lender on its demand with such information and documentation regarding ISM Code compliance as the Lender may reasonably require.

9.3.4	ISPS Code compliance The Borrower will:

(a)	for the duration of the Facility Period comply with the ISPS Code in relation to the Vessel and procure that the Vessel and the ISPS Company comply with the ISPS Code;

(b)	maintain a valid and current ISSC for the Vessel throughout the Facility Period and provide a copy to the Lender; and

(c)	provide the Lender on its demand with such information and documentation regarding ISPS compliance as the Lender may reasonably require.

9.3.5	Annex VI compliance The Borrower will:

(a)	for the duration of the Facility Period comply with Annex VI in relation to the Vessel and procure that the Vessel’s master and crew are familiar with, and that the Vessel complies with, Annex VI;

(b)	maintain a valid and current IAPPC for the Vessel throughout the Facility Period and provide a copy to the Lender; and

(c)	provide the Lender on its demand with such information and documentation regarding IAPPC compliance as the Lender may reasonably require.

10	Earnings Account and Retention Accounts

10.1
Maintenance of Accounts  The Borrower shall maintain the Accounts with the Lender from the date of advance of the Delivery Drawing and for the duration of the balance of the Facility Period free of Encumbrances, other than as created by or pursuant to the Security Documents.  The Borrower shall ensure that from the Delivery Date and throughout the remainder of the Facility Period the appropriate Minimum Operating Balance remains credited to the Earnings Account.  Amounts standing to the credit of the Accounts shall, (unless otherwise agreed between the Lender and the Borrower) bear interest at the rates from time to time offered by the Lender to its customers for Dollar deposits in comparable amounts for comparable periods. Interest shall accrue on the Accounts from day to day and be calculated on the basis of actual days elapsed and a 360 day year and shall be credited to the Accounts at such times as the Lender and the Borrower shall agree.

10.2
Earnings  The Borrower shall procure that unless and until an Event of Default or a Potential Event of Default shall have occurred and be continuing (in which event the Lender may designate such account as it shall in its discretion determine for the receipt of Earnings) there is credited to the Earnings Account all Earnings relating to the Vessel.

10.3
Monthly Retentions  With effect from the Delivery Date the day in each calendar month during the Facility Period which numerically corresponds to the Delivery Date commencing as from the second month after the Delivery Date (or, in any month in which there is no such day, on the last Business Day of that month), the Borrower shall procure that there is transferred from the Earnings Account (and irrevocably authorises the Lender to transfer from the Earnings Account to the Retention Account):-

10.3.1	one-third of the amount of the next Repayment Instalment due on the next Repayment Date; and

10.3.2
the amount of interest due on the next Interest Payment Date in respect of the Loan or any part thereof on which interest is payable at a floating rate divided by the number of months between the last Interest Payment Date and the Interest Payment Date in question; and

10.3.3
the amount payable under the Hedging Agreement on the next Interest Payment Date in respect of any part of the Loan to which a Hedging Transaction relates, divided by the number of months between the last Interest Payment Date and the Interest Payment Date in question.

10.4
Additional payments to Earning Accounts  If for any reason the amount standing to the credit of the Earnings Account shall be insufficient to make any monthly retentions and transfers to the Retention Account required by Clause 10.3, the Borrower shall, without demand, procure that there is credited to the Retention Account, on the date on which the relevant amount would have been transferred from the Earnings Account, an amount equal to the amount of the shortfall.

10.5
Application of Retention Amounts  The Borrower shall procure that there is transferred from the Retention Account and the Borrower irrevocably authorises the Lender to transfer from the Retention Account to the Lender:-

10.5.1	on each Interest Payment Date, the amount of interest and/or Hedging Liabilities then due; and

10.5.2	on each Repayment Date, the amount of the Repayment Instalment then due.

10.6
Borrower’s obligations not affected  If for any reason the amount standing to the credit of the Accounts shall be insufficient to pay any Repayment Instalment or to make any payment of interest when due in accordance with this Clause, the Borrower’s obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

10.7
Release of surplus  Any amount remaining to the credit of the Earnings Account after compliance with Clause 10.1 and following the making of the transfers and retentions required by Clause 10.3 shall subject to Clause 5.9 and unless a Potential Event of Default or an Event of Default shall have occurred and be continuing, be released to or to the order of the Borrower.

10.8
Restriction on withdrawal  During the Facility Period no sum may be withdrawn from the Accounts (except in accordance with this Clause 10 and Clause 5.9) without the prior written consent of the Lender.

11	Events Of Default

11.1
The Lender’s rights  If any of the events set out in Clause 11.2 occurs and for so long as the same is continuing, the Lender may, by notice to the Borrower declare the Lender to be under no further obligation to the Borrower under or pursuant to this Agreement and may declare all or any part of the Indebtedness (including such unpaid interest as shall have accrued) and any Hedging Liabilities (or the part of the Hedging Liabilities referred to in the Lender’s notice) to be immediately payable, in which event the Indebtedness (or the part of the Indebtedness referred to in the Lender’s notice) and any Hedging Liabilities (or the part of the Hedging Liabilities referred to in the Lender’s notice) shall immediately become due and payable without any further demand or notice of any kind.

11.2	Events of Default The events referred to in Clause 11.1 are:-

11.2.1
payment default  if the Borrower or any other of the Security Parties defaults in the payment of any part of the Indebtedness or the Hedging Liabilities at the place and in the currency in which it is expressed to be payable when due or, if no due date for payment has been specified in the Security Documents, within five (5) Business Days after demand has been made on the Borrower by the Lender for payment provided that an Event of Default shall be deemed not to have occurred for a period of three (3) days after any payment was made if the Borrower or the Security Party in question has made the relevant payment in accordance with the relevant Security Document or the Hedging Agreement and it has not been received by the Lender due to a technical delay in the banking system; or

11.2.2
other default  if any of the Security Parties fails to observe or perform any of the covenants, conditions, undertakings, agreements or obligations on its part contained in any of the Security Documents or shall in any other way be in breach of or do or cause to be done any act repudiating or evidencing an intention to repudiate any of the Security Documents and, if the same is capable of remedy, that failure continues unremedied for a period of fifteen (15) Business Days after receipt by the Borrower of notice from the Lender requiring that failure to be remedied; or

11.2.3
misrepresentation or breach of warranty  if any representation or warranty made or repeated, or any other information given, by any of the Security Parties to the Lender in or leading up to or during the currency of any of the Security Documents or in or pursuant to any notice or other document delivered to the Lender under or pursuant to any of the Security Documents, is false or incorrect or misleading in any respect which the Lender in its reasonable discretion considers to be material and which shall have a materially adverse effect on the Lender; or

11.2.4
execution  if a distress or execution or other process of a court or authority is levied on any of the property of any of the Security Parties before or after final judgment or by order of any competent court or authority and is not satisfied within ten (10) days of levy; or

11.2.5	insolvency events if any of the Security Parties:-

(a)	resolves to appoint, or applies for, or consents to, the appointment of, a receiver, administrative receiver, trustee, administrator or liquidator of itself or of all or a part of its assets; or

(b)	is unable or admits its inability to pay its debts as they fall due; or

(c)	makes a general assignment for the benefit of creditors or any class thereof or takes steps to obtain a moratorium from its creditors or any class thereof; or

(d)	ceases trading or threatens to cease trading in respect of a substantial part of its business; or

(e)	has appointed an Inspector under the Companies Act 1985 or any statutory provision which the Lender considers analogous thereto; or

11.2.6
insolvency proceedings  if any proceedings are commenced, or any order or judgment is given by any court, for the bankruptcy, liquidation, winding up, administration or re-organisation of any of the Security Parties or for the appointment of a receiver, administrative receiver, administrator, liquidator or trustee of any of the Security Parties or of all or a part of the assets of any of the Security Parties, or if any person appoints or purports to appoint such receiver, administrative receiver, administrator, liquidator or trustee; or

11.2.7
revocation or modification of consents etc.  if any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender reasonably considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect and the Borrowers fail to provide the Lender with alternative security reasonably acceptable to the Lender within ten (10) Business Days of such revocation, withdrawal, withholding or modification arising; or

11.2.8
curtailment of business  if the business of any of the Security Parties is wholly or partially curtailed or suspended by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government; or

11.2.9
acceleration of other indebtedness  if any other indebtedness or obligation for borrowed money of either of the Borrower or the Corporate Guarantor for an amount of one million Dollars ($1,000,000) in aggregate becomes due or capable of being declared due prior to its stated maturity by reason of default on the part of the Borrower or the Corporate Guarantor, or is not repaid or satisfied at maturity; or

11.2.10	reduction of capital if either of the Borrower or the Corporate Guarantor reduces its authorised or issued or subscribed capital; or

11.2.11
challenge to registration  if the registration of the Vessel or the Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or if the validity of the Mortgage is contested and the Borrower does not, within ten (10) Business Days of the Lender’s written notice requiring it to do so, procure that the Vessel be validly registered in a manner acceptable to the Lender and/or provide the Lender with such documents and evidence (including, without limitation, a new Mortgage and other new or additional Security Documents) as the Lender may reasonably require in order to maintain its security over the Vessel; or

11.2.12
war  if the country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Lender in its discretion reasonably considers that, as a result, the security conferred by the Security Documents is materially prejudiced and the Borrower, does not, within ten (10) Business Days of the Lender’s written notice requiring it to do so, procure that the Vessel be registered under the laws and flag of a country acceptable to the Lender and provide the Lender with such additional documents and evidence (including, without limitations, new or additional Security Documents) as the Lender may reasonably require in order to maintain its security over the Vessel; or

11.2.13
material adverse change etc.  if anything is done or permitted or omitted to be done by either of the Borrower or the Corporate Guarantor which in the reasonable opinion of the Lender jeopardises or imperils the rights conferred on the Lender by the Security Documents, or if there occurs (in the reasonable opinion of the Lender) any material adverse change in the business, affairs or financial condition of either of the Borrower or the Corporate Guarantor from that pertaining at the date of this Agreement which may be reasonably considered to adversely affect the ability of either of the Borrower or the Corporate Guarantor to comply with its obligations; or

11.2.14
Permanent Vessel Registration if the Vessel is not permanently registered within two (2) months from its Delivery Date under the flag of the Marshall Islands or such other registry as the Lender may in its reasonable discretion approve; or

11.2.15
Hedging Agreement termination  if a notice is given by the Lender as Swap Provider under section 6(a) of the Hedging Agreement, or by any person under section 6(b)(iv) of the Hedging Agreement, in either case designating an Early Termination Date for the purpose of the Hedging Agreement; or

11.2.16	analogous events if any event which (in the opinion of the Lender) is analogous to any of the events set out in Clause 11.2.5 or Clause 11.2.6 above shall occur.

12	Set-Off And Lien

12.1
Set-off  The Borrower irrevocably authorises the Lender at any time after all or any part of the Indebtedness and/or the Hedging Liabilities shall have become due and payable to set off without notice any liability of the Borrower to the Lender (whether present or future, actual or contingent, and irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of the Borrower (whether current or otherwise and whether or not subject to notice) with any branch of the Lender in or towards satisfaction of the Indebtedness and the Hedging Liabilities and, in the name of the Lender to do all acts (including, without limitation, converting or exchanging any currency) and execute all documents which may be required to effect such application.

12.2
Restrictions on withdrawal  Subject to Clause 10.7, in relation to any deposit or credit balance at any time on any account of the Borrower with the Lender, no such deposit or balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Borrower during the Facility Period except in accordance with the Security Documents, but the Lender may from time to time permit the withdrawal of all or any part of any such deposit or balance without affecting the continued application of this Clause.

12.3
Application  Subject always to the application under Clause 5.6 of prepayments where no Event of Default has occurred and is continuing, the Borrower irrevocably authorises the Lender to apply all sums which the Lender may receive:-

12.3.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in the Vessel; or

12.3.2	otherwise arising under or in connection with any of the Security Documents in or towards satisfaction, or by way of retention on account, of the Indebtedness and the Hedging Liabilities, in such manner as the Lender may in its discretion determine, provided that any part of the sums recovered relating to the Hedging Liabilities shall be satisfied or retained only after every part of the Indebtedness for the time being due and payable has been satisfied in full.

Any surplus remaining after full and final satisfaction of the Indebtedness and any Hedging Liabilities shall be paid to the Borrower or to such other persons as the Borrower may direct which direction shall be deemed a warranty by the Borrower hereunder that such other persons are entitled thereto.

12.4
Master Agreement rights  The rights conferred on the Lender as Swap Provider by this Clause 12 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Lender as Swap Provider by the Hedging Agreement.

13	Assignment and Sub-Participation

13.1
Right to assign The Lender may assign or transfer all or any of its rights and/or obligations under or pursuant to this Agreement to any other branch of that Bank or with the consent of the Borrower (not to be unreasonably withheld provided, it will be deemed reasonable for the Borrower to withhold consent where such assignment would give rise to an increased obligation of the Borrower under this Agreement) to any other bank or financial institution, and may grant sub-participations in all or any part of the Indebtedness and/or the Hedging Liabilities.  The Borrower shall have no right to assign any of its rights or obligations in respect of the Indebtedness or the Hedging Liabilities or otherwise under any of the Security Documents without the prior written consent of the Lender.

13.2	If:

(a)	the Lender assigns or transfers any of its rights or obligations pursuant to clause 13.1 above voluntarily and otherwise than pursuant to the application of Clause 14 below; and

(b)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the assignee or transferee in excess of the amount it would have had to pay had there been no such transfer, then the assignee or transferee is only entitled to receive payment under those clauses to the same extent as the Borrower would have been obliged to pay if the assignment, transfer or change had not occurred.

13.3
Borrower’s co-operation  The Borrower will co-operate fully with the Lender in connection with any assignment, transfer or sub-participation consented to; will (at the request and expense of the relevant bank(s)) execute and procure the execution of such documents as the Lender may require in connection therewith; and irrevocably authorise the Lender to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan or the Security Documents which the Lender may in its discretion consider necessary or desirable provided always that the Borrower may require any proposed assignee, transferee or sub-participant to agree that all such information is confidential prior to any such disclosure.

13.4
Rights of assignee  Any assignee, transferee or sub-participant of the Lender shall (unless limited by the express terms of the assignment, transfer or sub-participation) take the full benefit of every provision of the Security Documents benefiting that person.

14	Payments, Mandatory Prepayment, Reserve Requirements and Illegality

14.1
Payments  All amounts payable by the Borrower under or pursuant to any of the Security Documents shall be paid to such accounts at such banks as the Lender may from time to time direct to the Borrower, and (unless payable in any other Currency of Account) shall be paid in Dollars in same day funds (or such funds as are required by the authorities in the United States of America for settlement of international payments for immediate value).  Payments shall be deemed to have been received by the Lender on the date on which the Lender receives authenticated advice of receipt, unless that advice is received by the Lender on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Lender in its discretion reasonably considers that it is impossible or impracticable for the Lender to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Lender on the Business Day next following the date of receipt of advice by the Lender.

14.2
No deductions or withholdings  All payments (whether of principal or interest or otherwise) to be made by the Borrower pursuant to the Security Documents shall, subject only to Clause 14.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

14.3
Grossing-up  If at any time any law to which the Borrower is subject requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Lender and, simultaneously with making that payment, will pay to the Lender whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Lender receives a net sum equal to the sum which it would have received had no deduction or withholding been made.

14.4
Evidence of deductions  If at any time the Borrower is required by law to which the Borrower is subject to make any deduction or withholding from any payment to be made by it pursuant to any of the Security Documents, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty days after making that payment, deliver to the Lender an original receipt issued by the relevant authority, or other evidence acceptable to the Lender, evidencing the payment to that authority of all amounts required to be deducted or withheld.

14.5
Rebate  If the Borrower makes any deduction or withholding from any payment under or pursuant to any of the Security Documents, and the Lender subsequently receives a refund or allowance from any tax authority which the Lender identifies as being referable to that deduction or withholding, the Lender shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the deduction or withholding not been required to have been made.  Nothing in this Clause shall be interpreted as imposing any obligation on the Lender to apply for any refund or allowance nor as restricting in any way the manner in which the Lender organises its tax affairs, nor as imposing on the Lender any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations.

14.6
Adjustment of due dates  If any payment or transfer of funds to be made under any of the Security Documents, other than a payment of interest on the Loan or a payment pursuant to the Hedging Agreement shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day).  Any such variation of time shall be taken into account in computing any interest in respect of that payment.

14.7
Increased Cost  If, after the date of this Agreement, by reason of the introduction of any law to which a Security Party is subject, or any change in any law to which a Security Party is subject, or the interpretation or administration of any law to which a Security Party is subject, or in compliance with any request or requirement from any central bank or any fiscal, monetary or other authority with whose requests or requirements the Lender customarily complies:-

14.7.1	the Lender shall be subject to any Tax with respect to payments of all or any part of the Indebtedness or the Hedging Liabilities; or

14.7.2	the basis of Taxation of payments to the Lender in respect of all or any part of the Indebtedness or the Hedging Liabilities shall be changed; or

14.7.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of the Lender; or

14.7.4
the manner in which the Lender allocates capital resources to its obligations under this Agreement and/or the Hedging Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which the Lender is required or requested to maintain shall be affected; or

14.7.5	there is imposed on the Lender any other condition in relation to the Indebtedness or the Hedging Liabilities or the Security Documents;

and the result of any of the above shall be to increase the cost to the Lender of making or maintaining all or any part of the Loan or maintaining in its capacity as Swap Provider its obligations under the Hedging Agreement, or to cause the Lender to suffer (in its reasonable opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement or the Hedging Agreement and/or performing its obligations under this Agreement or the Hedging Agreement, the Lender shall notify the Borrower (such notification to include the certificate described hereafter) and the Borrower shall from time to time pay to the Lender within three (3) Business Days of a demand by the Lender the amount which shall compensate the Lender for such additional cost or reduced return.  A certificate signed by an authorised signatory of the Lender, setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

14.8	Clause 14.7 does not apply to the extent any additional or increased cost is:

14.8.1	attributable to a Tax Deduction required by law to be made by the Borrower;

14.8.2	compensated for by Clause 16.8 (or would have been compensated for under that clause but was not so compensated solely because any of the exclusions in that clause applied);

14.8.3	attributable to the wilful breach by the Lender or its affiliates of any law or regulation; or

14.8.4
attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its affiliates).

14.9
Illegality and impracticality  Notwithstanding anything contained in the Security Documents, the obligations of the Lender to advance or maintain the Loan shall terminate in the event that a change in any law or in the interpretation of any law by any authority charged with its administration shall make it unlawful or, in the reasonable opinion of any Bank, impracticable for the Lender to advance or maintain the Loan or any Hedging Transaction.  In that event the Lender shall, by written notice to the Borrower, declare the Lender’s obligations under this Agreement and the Hedging Agreement to be immediately terminated.  If all or any part of the Loan shall have been advanced by the Lender to the Borrower, the Indebtedness (including all accrued interest) shall be prepaid no later than the later of (i) thirty (30) days from the date of such notice and (ii) the date on which such illegality takes effect.  If any Hedging Transaction has been entered into by the Lender as Swap Provider with the Borrower, all Hedging Liabilities (including all accrued interest) shall be paid no later than the later of (i) thirty (30) days from the date of such notice or (ii) the date on which such illegality takes effect.  Clause 5.5 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

14.10
Changes in market circumstances  If at any time the Lender reasonably determines (which determination shall be final and conclusive and binding on the Borrower) that, by reason of circumstances affecting the London Interbank market, adequate and fair means do not exist for ascertaining the rate of interest on the Loan pursuant to this Agreement:-

14.10.1	the Lender shall give notice to the Borrower of the occurrence of such event; and

14.10.2
the Lender shall as soon as reasonably practicable certify to the Borrower in writing the effective cost to the Lender of maintaining the Loan for such further period as shall be selected by the Lender and the rate of interest payable by the Borrower for that period; or, if that is not acceptable to the Borrower,

14.10.3
the Lender will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for the Loan which is financially a substantial equivalent to the basis provided for in this Agreement.

If, within thirty days of the giving of the notice referred to in Clause 14.10.1, the Borrower and the Lender fail to agree in writing on a substitute basis for the Loan, the Borrower will immediately prepay the Indebtedness.  Clause 5.5 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

14.11
Non-availability of currency  If the Lender is for any reason unable to obtain Dollars in the London Interbank market and is, as a result, or as a result of any other contingency affecting the London Interbank market, unable to advance or maintain all or any part of the Loan in Dollars, the Lender shall give notice to the Borrower and the Lender’s obligations to make the Loan available shall immediately cease.  In that event, if all or any part of the Loan shall have been advanced by the Lender to the Borrower, the Lender will negotiate with the Borrower in good faith with a view to establishing a mutually acceptable basis for funding the Loan from an alternative source.  If the Lender and the Borrower have failed to agree in writing on a basis for funding the Loan from an alternative source by 11.00 a.m. on the second Business Day prior to the end of the then current Interest Period, the Borrower will (without prejudice to its other obligations under or pursuant to this Agreement, including, without limitation, its obligation to pay interest on the Loan, arising on the expiry of the then current applicable Interest Period) prepay the Indebtedness and the Hedging Liabilities to the Lender on the expiry of the then current applicable Interest Period.

15	Communications

15.1	Method Any Communication may be given, delivered, made or served (as the case may be) under or in relation to this Agreement by letter or fax and shall be in the English language and sent addressed:-

15.1.1
in the case of the Lender at its address at the head of this Agreement (fax no: + 331 41 89 29 87) marked for the attention of Stephane Pattonieri; and for administrative matters (fax no: + 331 41 89 19 34) marked for the attention of Sylvie Godet-Couery, Shipping Group Middle Office; in the case of the Lender as Swap Provider in accordance with the Hedging Agreement;

15.1.2	in the case of the Borrower by the Lender only to the Communications Address with a copy to Samco (Services) Limited at the Address for Service;

or to such other address or fax number as the Lender or the Borrower may designate for themselves by written notice to the other.

15.2	Timing A Communication shall be deemed to have been duly given, delivered, made or served to or on, and received by, the Borrower, or as the case may be, the Lender:-

15.2.1	in the case of a fax when the sender receives one or more transmission reports showing the whole of the Communication to have been transmitted to the correct fax number;

15.2.2
if delivered to an officer of the Borrower or, as the case may be, the Lender, or left at the Communications Address in the case of the Borrower, or in the case of the copy Communication to be provided to Samco (Services) Limited left at the Address for Service, or at the address for the Lender given at the head of this Agreement in the case of the Lender and/or the Lender, at the time of delivery or leaving.

16	General Indemnities

16.1
Currency  In the event of the Lender receiving or recovering any amount payable under any of the Security Documents in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Lender’s written demand, pay to the Lender such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Lender or to the Lender as Swap Provider (as the case may be) as a separate debt under this Agreement and the Hedging Agreement (as the case may be).

16.2
Costs and expenses  The Borrower will, within fourteen days of the Lender’s written demand, reimburse the Lender for all reasonable costs and expenses (including Value Added Tax or any similar or replacement tax if applicable) of and incidental to:-

16.2.1
the negotiation, preparation, execution and registration of the Security Documents (whether or not any of the Security Documents are actually executed or registered and whether or not all or any part of the Loan shall have been advanced);

16.2.2	any amendments, addenda or supplements to any of the Security Documents (whether or not completed);

16.2.3
any other documents which may at any time be reasonably required by the Lender to give effect to any of the Security Documents or which the Lender is entitled to call for or obtain pursuant to any of the Security Documents (including, without limitation, all premiums and other sums from time to time payable by the Lender in relation to the Mortgagees’ Insurances and any Mortgagees’ Additional Perils Insurances that may be effected by the Lender); and

16.2.4
the exercise of the rights, powers, discretions and remedies of the Lender, under or pursuant to the Security Documents other than costs incurred in the administration of the Loan of a day to day nature.

16.3
Events of Default  The Borrower shall indemnify the Lender from time to time on demand against all losses and costs incurred or sustained by the Lender (including when acting as Swap Provider) as a consequence of any Potential Event of Default or an Event of Default, including (without limitation) any Break Costs provided always that the Lender shall pay to the Borrower any Break Gains following full and final settlement of the Indebtedness and subject always to the right of set-off on the part of the Lender.

16.4
Funding costs  The Borrower shall indemnify the Lender from time to time on demand against all losses and costs incurred or sustained by the Lender if, for any reason, any Drawing is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Lender, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any negligence or wilful default by the Lender) including (without limitation) any Break Costs provided always that the Lender shall pay to the Borrower any Break Gains following full and final settlement of the Indebtedness and subject always to the right of set-off on the part of the Lender.

16.5
Protection and enforcement  The Borrower shall indemnify the Lender from time to time on demand against all losses, costs and liabilities which the Lender may from time to time sustain, incur or become liable for in or about the protection, maintenance or enforcement of the rights conferred on the Lender by the Security Documents or in or about the exercise or purported exercise by the Lender of any of the rights, powers, discretions or remedies vested in it under or arising out of the Security Documents, including (without limitation) any losses, costs and liabilities which the Lender may from time to time sustain, incur or become liable for by reason of the Lender being mortgagees of the Vessel and/or a lender to the Borrower, or by reason of the Lender being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel except to the extent that those losses, costs or liabilities shall have been sustained or incurred as a result of the Lender’s wilful misconduct or gross negligence.

16.6
Liability under Payment Confirmation  Except where the Lender is obliged to advance under this Agreement and in accordance herewith an amount equivalent to the sixth instalment under the Contract and notwithstanding any undertaking in that respect incorporated in the letter referred to in Clause 2.7.1 above (the “Payment Confirmation”), the Borrower shall indemnify the Lender from time to time on demand against all losses (excluding loss of profit), costs and liabilities which the Lender may from time to time sustain, incur or become liable for as result (whether directly or indirectly) of the issue by the Lender of the Payment Confirmation or in or about the exercise or purported exercise by the Builder of any of the rights, powers, discretions or remedies vested in it under or arising out of the Payment Confirmation and the undertaking therein contained.

16.7
Liabilities of Lender  The Borrower will from time to time reimburse the Lender on demand for all sums which the Lender may pay or become actually or contingently liable for on account of the Borrower or in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which the Lender may pay or guarantees which the Lender may give in respect of the Insurances, any expenses incurred by the Lender in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, and any sums which the Lender may pay or guarantees which it may give to procure the release of the Vessel from arrest or detention except to the extent that those sums shall have been incurred as a result of the Lender’s wilful misconduct or gross negligence.

16.8
Mitigation of Loss  Notwithstanding Clause 14, if in relation to the Lender, circumstances arise which would result in (a) any deduction, withholding or payment of the nature referred to in Clause 14.3; or (b) any increased cost of the nature referred to in Clause 14.7; or a notification pursuant to Clause 14.8, or any payment under Clause 16.6 or Clause 16.8 then, without limiting, reducing or otherwise qualifying the rights of the Lender, the Lender shall consult with the Borrower and take such reasonable steps as may be open to it to mitigate the effects of such circumstances provided that the Lender shall not be under any obligation to take any such action if, in its opinion, to do so might have an adverse effect upon its business, operation or financial condition or would involve it in any unlawful activity or any activity that is contrary to any request, guidance or directive of any competent authority (whether or not having the force of law) or would involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

16.9
Taxes  The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any Hedging Liabilities or any of the Security Documents may be at any time subject and shall indemnify the Lender on demand against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

17	Miscellaneous

17.1
Waivers  No failure or delay on the part of the Lender in exercising any right, power, discretion or remedy under or pursuant to any of the Security Documents, nor any actual or alleged course of dealing between the Lender and the Borrower, shall operate as a waiver of, or acquiescence in, any default on the part of any Security Party, unless expressly agreed to do so in writing by the Lender, nor shall any single or partial exercise by the Lender of any right, power, discretion or remedy preclude any other or further exercise of that right, power, discretion or remedy, or the exercise by the Lender of any other right, power, discretion or remedy.

17.2	No oral variations No variation or amendment of any of the Security Documents shall be valid unless in writing and signed on behalf of the Lender.

17.3
Severability  If at any time any provision of any of the Security Documents is invalid, illegal or unenforceable in any respect that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

17.4
Successors etc.  The Security Documents shall be binding on the Security Parties and on their successors and permitted transferees and assignees, and shall inure to the benefit of the Lender and its successors, transferees and assignees.

17.5
Further assurance  If any provision of the Security Documents shall be invalid or unenforceable in whole or in part by reason of any present or future law to which any relevant Security Party is subject or any decision of any court, or if the documents at any time held by the Lender are reasonably considered by the Lender for any reason insufficient to carry out the terms of this Agreement and the Hedging Agreement, then from time to time the Borrower will promptly, on demand by the Lender, execute or procure the execution of such further documents as in the reasonable opinion of the Lender are necessary to provide adequate security for the repayment of the Indebtedness and the Hedging Liabilities.

17.6
Other arrangements  The Lender may, without prejudice to its other rights under or pursuant to the Security Documents, at any time and from time to time, on such terms and conditions as it may in its discretion determine, and without notice to the Borrower, grant time or other indulgence to, or compound with, any other person liable (actually or contingently) to the Lender and/or the Lender in respect of all or any part of the Indebtedness and the Hedging Liabilities, and may release or renew negotiable instruments and take and release securities and hold funds on realisation or suspense account without affecting the liabilities of the Borrower or the rights of the Lender under or pursuant to the Security Documents.

17.7
Advisers  The Borrower irrevocably authorises the Lender, at any time and from time to time during the Facility Period, to consult insurance advisers on any matters relating to the Insurances, including, without limitation, the collection of insurance claims, and from time to time to consult or retain advisers or consultants to monitor or advise on any other claims relating to the Vessel.  The Borrower will provide such advisers and consultants with all information and documents which they may from time to time require and will reimburse the Lender on demand for all costs and expenses reasonably incurred by the Lender in connection with the consultation or retention of such advisers or consultants PROVIDED THAT the Lender shall only consult with such advisers and consultants once per calendar year at the Borrower’s expense unless there is any material change in any of the Insurances or in the insurance markets or as regards any of the underwriters and/or brokers under any of the Insurances or a Potential Event of Default or an Event of Default shall have occurred and be continuing in which case all such consultations shall be at the Borrower’s expense.

17.8
Delegation  The Lender may at any time and from time to time delegate to any person any of its rights, powers, discretions and remedies pursuant to the Security Documents on such terms as it may consider appropriate (including the power to sub-delegate).

17.9
Rights etc. cumulative  Every right, power, discretion and remedy conferred on the Lender under or pursuant to the Security Documents shall be cumulative and in addition to every other right, power, discretion or remedy to which they may at any time be entitled by law or in equity.  The Lender may exercise each of its rights, powers, discretions and remedies as often and in such order as it deem reasonably appropriate.  The exercise or the beginning of the exercise of any right, power, discretion or remedy shall not be interpreted as a waiver of the right to exercise that or any other right, power, discretion or remedy either simultaneously or subsequently.

17.10
No enquiry  The Lender shall not be concerned to enquire into the powers of the Security Parties or of any person purporting to act on behalf of any of the Security Parties, even if any of the Security Parties or any such person shall have acted in excess of their powers or if their actions shall have been irregular, defective or informal, whether or not the Lender had notice thereof.

17.11
Continuing security  The security constituted by the Security Documents shall be continuing and shall not be satisfied by any intermediate payment or satisfaction until the Indebtedness and the Hedging Liabilities shall have been repaid in full and the Lender shall not be under any further actual or contingent liability to any third party in relation to the Vessel, the Insurances, Earnings or Requisition Compensation or any other matter referred to in the Security Documents.

17.12
Security cumulative  The security constituted by the Security Documents shall be in addition to any other security now or in the future held by the Lender, for or in respect of all or any part of the Indebtedness and the Hedging Liabilities, and shall not merge with or prejudice or be prejudiced by any such security or any other contractual or legal rights of the Lender, nor affected by any irregularity, defect or informality, or by any release, exchange or variation of any such security.  Section 93 of the Law of Property Act 1925 and all provisions which the Lender considers analogous thereto under the law of any other relevant jurisdiction shall not apply to the security constituted by the Security Documents.

17.13
No liability  Neither the Lender nor any agent or employee of the Lender, nor any receiver and/or manager appointed by the Lender, shall be liable for any losses which may be incurred in or about lawful and proper exercise of any of the rights, powers, discretions or remedies of the Lender under or pursuant to the Security Documents nor liable as mortgagee in possession for any loss on realisation or for any neglect or default of any nature for which a mortgagee in possession might otherwise be liable.

17.14
Rescission of payments etc.  Any discharge, release or reassignment by the Lender of any of the security constituted by, or any of the obligations of any Security Party contained in, any of the Security Documents shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law to which such Security Party is subject.

17.15
Subsequent Encumbrances  If the Lender receives notice of any subsequent Encumbrance affecting the Vessel, the Contract, any Acceptable Charter or all or any part of the Insurances, Earnings or Requisition Compensation or any of the Accounts, the Lender may open a new account in its books for the Borrower.  If the Lender does not open a new account, then (unless the Lender gives written notice to the contrary to the Borrower) as from the time of receipt by the Lender of notice of such subsequent Encumbrance, all payments made to the Lender shall be treated as having been credited to a new account of the Borrower and not as having been applied in reduction of the Indebtedness or the Hedging Liabilities.

17.16
Releases  If  the Lender shall at any time in its discretion release any party from all or any part of any of the Security Documents or from any term, covenant, clause, condition or obligation contained in any of the Security Documents, the liability of any other party to the Security Documents shall not be varied or diminished.

17.17
Certificates  Any certificate or statement signed by an authorised signatory of the Lender purporting to show the amount of the Indebtedness and the Hedging Liabilities (or any part of the Indebtedness and the Hedging Liabilities) or any other amount referred to in any of the Security Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

17.18
Survival of representations and warranties  The representations and warranties on the part of the Borrower contained in Clause 4.2 of this Agreement shall survive the execution of this Agreement and the advance of the Loan.

17.19	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

17.20
Contracts (Rights of Third Parties) Act 1999  Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this Agreement is enforceable by a person who is not a party to it other than any permitted assignee or transferee of the Lender.

18	Law and Jurisdiction

18.1	Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.

18.2
Jurisdiction  For the exclusive benefit of the Lender, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any Proceedings may be brought in those courts.

18.3
Alternative jurisdictions  Nothing contained in this Clause shall limit the right of the Lender to commence any Proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any Proceedings against the Borrower in one or more jurisdictions preclude the commencement of any Proceedings in any other jurisdiction, whether concurrently or not.

18.4
Waiver of objections  The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any Proceedings in any court referred to in this Clause, and any claim that those Proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any Proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

18.5
Service of process  Without prejudice to the right of the Lender to use any other method of service permitted by law, the Borrower irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to the Address for Service, and in that event shall be conclusively deemed to have been served at the time of leaving or, if posted, on actual receipt.

IN WITNESS  of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by BENGT HERMELIN	) /s/ Bengt Hermelin
duly authorised for and on behalf	)
of SAMCO GAMMA LTD.	)
as Borrower	)
in the presence of:	/s/ Zhou Hongkai	)
HONGKAI ZHOU
One, St. Paul’s Churchyard
London EC4M 8SH

SIGNED by STRUAN ROBERTSON	) /s/ Struan Robertson
duly authorised for and on behalf	)
of CALYON	)ATTORNEY-IN-FACT
as Lender and Swap Provider	)
in the presence of:	/s/ Zhou Hongkai	)
HONGKAI ZHOU
One, St. Paul’s Churchyard
London EC4M 8SH

APPENDIX A

Drawdown Notice

To:  CALYON

From:  Samco Gamma Ltd.

200[   ]

Dear Sirs,

We refer to the Loan Agreement dated                      2006 made between, amongst others, ourselves and yourselves (“the Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 2.3 of the Agreement, we irrevocably request that you advance a Drawing of [           ] Dollars ($                   ) to us on                   200[ ], which is a Business Day, by paying the amount of such Drawing to [the Builder] at [              ] [Saudi Maritime Holding Company at Nordea Bank, London Branch, Swift Code NDEAGB2L Account Number 53541152 (using Swift Message M.T. 103)].  [Attached is evidence of the final net amount of the Instalment of the Contract Price payable on the Delivery Date*] [*for delivery Instalment only}

We warrant that the representations and warranties contained in Clause 4.2 [and 4.3] of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on                             200[ ]; that no Event of Default nor Potential Event of Default has occurred and is continuing, and that no Event of Default or Potential Event of Default will result from the advance of the Drawing requested in this Drawdown Notice.

[Subject to Clauses 6.1 and 6.2, we select the period of [       ] months as the first Interest Period in respect of the Drawing above.]

Yours faithfully

……………………………….......................
For and on behalf of
Samco Gamma Ltd.

APPENDIX B

Instalments

Instalment due on	Instalment Amount	Amount of Drawing	Finance

Within three business days of signing of Contract	$14,550,000	N/A	Paid
19 July 2004	$7,500,000	N/A	Paid
19 April 2005	$7,500,000	N/A	Paid
6 months prior to Expected Delivery Date (as defined in the Contract)	$15,000,000	$15,000,000	Paid
3 months prior to Expected Delivery Date (as defined in the Contract)	$15,000,000	$15,000,000	to be paid
Delivery Date	$19,000,000	$19,000,000	to be paid

    Subject to adjustment as set forth in Clause 5.2 above

APPENDIX C

Irrevocable Confirmation Letter
(on Calyon headed notepaper)

Dear Sir,

In accordance with the Article X 4(a)(ii) of the Shipbuilding Contract (the Contract”) dated 19th January 2004 between Samco Gamma Ltd.(the “Buyer”) and Hyundai Heavy Industries Co., Ltd. and Hyundai Samho Heavy Industries Co., Ltd. (collectively the “Builder”) for the Builder’s Hull No. S273 (the “Vessel”), we hereby confirm that:

1)
Arrangements have been made by the Buyer for the financing of the Vessel and moneys will be available to pay the sixth instalment amounting to U.S. Dollars___________ to the Builder on the ACTUAL DELIVERY DATE as defined in and in accordance with the Contract.

2)
we will deliver to the Builder an irrevocable payment undertaking letter on the ACTUAL DELIVERY DATE in the form attached undertaking to make the payment of the sixth instalment to The Export-Import Bank of Korea in favour of Hyundai Samho Heavy Industries Co., Ltd. or to the account of Hyundai Samho Heavy Industries Co. with a bank designated and notified by the Builder for value in New York on the Actual Delivery Date.

Sincerely yours,

APPENDIX D

Irrevocable Payment Letter

(on Calyon headed notepaper)

To:
Hyundai Heavy Industries Co., Ltd. and
Hyundai Samho Heavy Industries Co., Ltd

                                 Date:……………
Dear Sirs,

In accordance with the Article X 4(a)(ii) of the Shipbuilding Contract (the Contract”) dated 19th January 2004 between Samco Gamma Ltd.(the “Buyer”) and Hyundai Heavy Industries Co., Ltd. and Hyundai Samho Heavy Industries Co., Ltd. (Collectively the “Builder”) for the M.T. [           ] having Builder’s Hull No. S273 (the “Vessel”) and upon the delivery and acceptance of the Vessel in accordance with Article X2(f) of the Contract, we hereby irrevocably and unconditionally undertake to pay for value today in New York in freely available funds the sixth instalment of the Contract Price in respect of  the Vessel under the Contract amounting to U.S. Dollars _________.

Payment will be made by way of SWIFT transfer to the account of The Export-Import Bank of Korea [details of account] at [                                                  ] of [                                                   ] for the credit of account number [               ] under reference [                         ] in favour of Hyundai Samho Heavy Industries Co., Ltd. or to the account of Hyundai Samho Heavy Industries Co., Ltd. with a bank that has been designated and notified by the Builder.*

Yours faithfully,

……………………….                                        …………………………..
Authorised signature                                          Authorised signature

*This designation and notification to be made not less than five (5) Business days prior to the delivery of the Vessel.